Part II – Offering Circular

An offering statement pursuant to Regulation A relating to these shares has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These shares may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or a solicitation of an offer to buy or sell any of these shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Preliminary Offering Circular June 20, 2017

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CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

900,000 shares of Class A common stock

This is an initial public offering of our Class A common stock. The offering price is $12.00 per share.

The offering consists of 900,000 shares of our Class A common stock comprised of (a) up to 641,983 newly issued shares of our Class A common stock (“Shares”) and (b) up to an aggregate of 258,017 of our outstanding shares of Class A common stock that may be sold by certain of our non-management, non-affiliated existing stockholders (“Selling Stockholder Shares” and together with the Shares, the “Offering Shares”). We will not receive any of the proceeds from the sale of the Selling Stockholder Shares in the offering. None of our officers, directors or affiliates is selling any securities in this offering.

To the extent less than 900,000 of the Offering Shares are sold in the offering, the Offering Shares sold in the offering will be allocated pro rata between the Shares and Selling Stockholder Shares. To the extent 900,000 or more of the Offering Shares are sold in the offering, all of the Selling Stockholder Shares will be sold in the offering.

In the event all of the Offering Shares are sold, we may, in our discretion, sell up to 1,600,000 additional newly issued shares (“Additional Shares”) in the offering.

There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. The offering will commence within two calendar days after this offering circular has been qualified by the Commission. See “Plan of Distribution.”

Prior to this offering, there has been no public market for our common stock. We have applied to have our Class A common stock listed on the Nasdaq Global Market under the symbol CSSE no later than the final closing of this offering. If our Class A common stock is not approved for listing on the Nasdaq Global Market, we expect our Class A common stock will be listed on the Nasdaq Capital Market. We currently meet the financial listing requirements for the Nasdaq Capital Market. Giving effect to the sale of all of the Shares and at least 220,000 Additional Shares in the offering, we expect we will meet the financial listing requirements for the Nasdaq Global Market. See “Plan of Distribution.”

See “Risk Factors” beginning on page 9 of this offering circular for a discussion of information that should be considered in connection with an investment in such securities.

The Commission does not pass upon the merits of or give its approval to any shares offered hereby or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. The Offering Shares are being offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the Offering Shares offered are exempt from registration.

	Price Per Share	Selling Agents’ Discounts and Commissions		Proceeds to Our Company(3)		Proceeds to Selling Stockholders(5)
Shares	$12.00	$0.96	(1)(2)	$7,087,492		$—
Selling Stockholder Shares	$12.00	$0.48	(1)(2)	$—	(4)	$2,972,356

(1)	Does not include a non-accountable expense allowance of 2% of the gross proceeds from the sale of the Offering Shares, payable by us to the joint bookrunning managers. The discounts and commissions (but not the non-accountable expense allowance) with respect to the Selling Stockholder Shares will be paid by the selling stockholders. See “Plan of Distribution.”

(2)	Does not include fees payable by us to _________ (“_________”) for use of its online selling platform and related services in connection with this offering. See “Plan of Distribution.”

(3)	Assumes that all of the Shares offered are sold and we have not taken advantage of our option to sell any Additional Shares as described herein.

(4)	We will not receive any proceeds from the sale of Selling Stockholder Shares in this offering.

(5)	Assumes that all of the Selling Stockholder Shares offered are sold.

We plan to market this offering to potential investors through the joint bookrunning managers. This offering will terminate on ______, 2017, subject to extension for up to ninety (90) days with the mutual consent of us and the joint bookrunning managers (the offering period, as extended, being referred to as the “Offering Period”). We may hold an initial closing on any number of Offering Shares at any time during the Offering Period and thereafter may hold one or more additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. With respect to Additional Shares, however, we may accept or reject orders in our discretion. No closing will be conducted unless we have been approved for listing on the Nasdaq Global Market or Nasdaq Capital Market (in either case, “Nasdaq”), although we will elect to delay listing and trading thereon until the earlier of the final closing of the offering and the end of the Offering Period. We and the joint bookrunning managers will consider various factors in determining the timing of any additional closings following the initial closing, including the amount of proceeds received at the initial closing and any prior additional closings, and coordination with the commencement of our listing on Nasdaq. See “Plan of Distribution.”

Investment proceeds shall be held in escrow with Continental Stock Transfer & Trust Co., Inc. (“Continental” or the “Escrow Agent”) until the earlier of the date of a closing with respect to such proceeds (at which time such proceeds shall be used to complete share purchases in the offering) and the end of the Offering Period (at which time, such proceeds shall be returned to the applicable investors without interest or deduction). Pursuant to Rule 15c2-4, unless there is a closing with respect to escrowed proceeds in the offering, we will not have any access to such proceeds. We may begin accepting investment proceeds into escrow at any time beginning two days after this offering circular has been qualified by the Commission.

We may decide to close the offering early or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction. See “Plan of Distribution.”

This is a Regulation A+ Tier 2 offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. As a smaller reporting company within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular is intended to provide the information required by Part I of Form S-1.

Joint Bookrunning Managers

HCFP/Capital Markets	[ ]

_______, 2017

“Chicken Soup for the Soul®” and related names are trademarks are owned by Chicken Soup for the Soul, LLC (“CSS“). “Sips™” is a trademark owned by us. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus is the property of its respective holder.

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information.

The information in this offering circular assumes that all of the Shares offered are sold and we have not taken advantage of our option to sell any Additional Shares as described herein.

Unless otherwise stated in this offering circular, “we,” “us,” “our,” “our company” or “CSS Entertainment” refers to Chicken Soup for the Soul Entertainment, Inc. and our predecessor operations.

The term “Adjusted EBITDA” is as defined in “Management’s Discussion and Analysis of Financial Condition and Result of Operations – Use of Non-GAAP Financial Measure.”

Chicken Soup for the Soul Entertainment

Chicken Soup for the Soul's
Hidden HEROES

PROJECT DAD

a plus

THE SiP

SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular. For a more complete understanding of this offering, you should read the entire offering circular carefully, including the risk factors and the financial statements.

Overview

CSS Entertainment curates and shares video stories that bring out the best of the human spirit.

We create and distribute our video content under the Chicken Soup for the Soul brand. Since our inception in January 2015, our business has grown rapidly and is profitable. Our 2016 revenue was $8.1 million, as compared to 2015 revenue of $1.5 million. We had net income of $0.8 million in 2016, as compared to a net loss of $0.8 million in 2015. Our 2016 Adjusted EBITDA was $3.8 million, as compared to 2015 Adjusted EBITDA of $0.0 million.

We are aggressively growing our business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships.

In October 2015, we premiered our first show, Chicken Soup for the Soul’s Hidden Heroes on CBS. In 2016, we had two shows on the air, Hidden Heroes and Project Dad, a Chicken Soup for the Soul Original, which aired on Discovery’s TLC network.

In September 2016, we entered into an exclusive distribution agreement (“A Plus Distribution Agreement”) with A Sharp Inc. d/b/a A Plus (“A Plus”), a digital media company that is majority owned by an affiliate of CSS, and which specializes in positive journalism and social change. Our agreement with A Plus significantly expands our ability to share our content by providing us access to A Plus’ celebrity influencers, including A Plus’ founder and chairman, Ashton Kutcher. These celebrity influencers have more than 480 million followers combined.

In March 2017, we launched the CSS Network, our branded direct-to-consumer (“DTC”) network. The CSS Network will allow more consumers to view our growing library of Chicken Soup for the Soul original and third-party video content on a fee-per-view, subscription or advertising-supported basis.

In June 2017, we entered into a three-year collaboration agreement (“Collaboration Agreement”) with an affiliate of Ashton Kutcher (“Kutcher”). Kutcher will serve as an executive producer and collaborate with us on all business and creative elements of two new television series relating to the positive content of A Plus and the Chicken Soup for the Soup brand.

We believe that increasing consumer demand for hopeful and enduring real life stories will continue to drive our growth. We intend to continue to expand our content offerings and distribution capabilities at our current rapid pace in order to bring the positive Chicken Soup for the Soul message to as many people as possible.

The Chicken Soup for the Soul Brand

We have an exclusive, perpetual and worldwide license from CSS to create and distribute our video content under the Chicken Soup for the Soul brand.

The Chicken Soup for the Soul brand is best known for its series of Chicken Soup for the Soul books, with more than 250 published titles. More than 500 million Chicken Soup for the Soul books have been sold worldwide during the past 23 years. The brand has garnered considerable awareness within its highly-prized female demographic with more than 80% of social media followers of Chicken Soup for the Soul on Facebook, Twitter and Instagram being women.

The Chicken Soup for the Soul brand has been experiencing significant growth in its media and social media presence:

•	The brand had more than 2.6 million combined Facebook fans as of March 2017, which is up approximately 28 times since December 2011.

•	The Chicken Soup for the Soul daily podcast, which was launched in February 2016, has had more than 1.4 million digital downloads since inception.

The Chicken Soup for the Soul brand had over 10 billion content views (which include impressions, video views and podcast downloads) across all platforms including Facebook, Twitter, YouTube and Instagram during the 12-month period ended March 31, 2017, with 1 billion content views in March 2017.

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We believe the significant awareness and reach of the Chicken Soup for the Soul brand, the demographics to which the brand appeals, and the growing social media presence and highly engaged fan base associated with the brand will translate into meaningful recognition and demand for our video content offerings.

Our Video Content

We provide both long-form and short-form video content. Our long-form video content typically consists of 30 to 60 minute episodic programs. Our short-form video content typically consists of one to five minute videos sometimes branded as Sips. We generally make our content available to consumers globally through traditional media and a growing number of alternative distribution platforms.

We currently have two long-form video content projects on air: Chicken Soup for the Soul’s Hidden Heroes and Project Dad, a Chicken Soup for the Soul Original. The multi-award winning Hidden Heroes is hosted by Brooke Burke-Charvet and is currently airing its second season on CBS. Project Dad is airing on the TLC network and two other Discovery networks. A segment of Hidden Heroes can be seen at https://cssentertainment.com/hiddenheroes. A short overview of Project Dad can be seen at https://cssentertainment.com/what-we-do/television/project-dad. In addition, we have delivered our short-form videos, including Sips, to multiple customers including Hilton Grand Vacations, American Humane and the Emily Griffith Technical College, and are in negotiations with numerous others. A recent Hilton Grand Vacations Sip can be seen at https://cssentertainment.com/what-we-do/online-video/the-sip and a recent American Humane video can be seen at https://cssentertainment.com/what-we-do/television.

In addition, we have agreements-in-principal for our third long-form video content series called Paycation Homes with sponsors and cable networks. This show will give viewers the information and inspiration needed to realize their dreams of using real estate entrepreneurship to obtain financial success.

We have an exciting pipeline of new long-form and short-form video content projects in various stages of development. For example, we have entered into exclusive co-production agreements for two additional long-form shows with Peacock Productions, the non-fiction production division of NBCUniversal.

We partner with highly-regarded independent producers to develop and produce our video content. Using this approach provides us with access to a diverse pool of creative ideas for new video content projects and allows us to scale our business on a variable cost basis. We seek committed funding prior to moving forward with a project.

Our Opportunity

Recent advancements in video, internet, and mobile technologies have reduced the barriers to entry for video content creation and distribution. These changes in technology have meaningfully impacted consumer viewing habits. Traditional video content distribution channels, such as broadcast and cable television networks, are losing ground to alternative distribution platforms, including internet-delivered networks, such as social media, and “over-the-top” (“OTT”) and DTC networks. This has fractionalized the viewing audience, making it more difficult for advertisers to reach their target audiences.

In addition, traditional cable subscriber fees and linear television advertising are coming under significant pressure as consumers migrate towards “cord cutting,” “skinny bundles,” OTT, and DTC offerings. As these trends continue, we anticipate that many industry participants will face constrained programming budgets and network failures. Recent examples of the effect of these trends include the shutdown in October 2016 of Pivot TV, a digital cable and satellite television network targeted at young adults between 18 and 34 years old, and the announcement of the conversion of Esquire TV Network to a digital-only service in January 2017. These trends are providing new opportunities not previously available.

One of our fundamental objectives is to continue to grow our CSS Network as we continue to grow our content offerings to critical mass. Our strategy is to build our library of video content through a combination of Chicken Soup for the Soul original video content and opportunistic acquisitions of third-party video content libraries or other rights to video content as failing networks seek to monetize their library value. Industry dislocation is also enabling us to purchase broadcast airtime in attractive time slots and on attractive terms to further exhibit our video content as networks seek to fill their schedules in the face of declining budgets.

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Our relationship with A Plus allows us to accelerate the growth of our video content offerings and to develop and distribute high quality, empathetic short-form videos and articles to millions of people worldwide. The themes of the content developed and distributed by A Plus are complementary to the Chicken Soup for the Soul brand. A Plus has celebrity influencers such as Ashton Kutcher, Britney Spears, Lil Wayne and George Takei among many others with over 480 million combined followers.

We believe that having an established brand with strong awareness, such as the Chicken Soup for the Soul brand, a clear and consistent message and a reputation for high-quality, entertaining video content, will be a key differentiating factor that enables individuals to successfully locate the video content they desire and allows providers to better reach their targeted audiences in an environment characterized by a proliferation of content creators and distribution platforms and fractionalized audiences.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions LLC (“CSS Productions”), our predecessor and immediate parent company, was formed in December 2014 by Chicken Soup for the Soul, LLC (“CSS”), a publishing and consumer products company, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Chicken Soup for the Soul brand. The Chicken Soup for the Soul brand is owned and licensed to us by CSS. Chicken Soup for the Soul Holdings, LLC (“CSS Holdings”), is the parent company of CSS and our ultimate parent company. Our business address is 132 E. Putnam Avenue, Floor 2W, Cos Cob, Connecticut 06807, and our telephone number is (855) 398-0443. Our web address is http://www.cssentertainment.com. Our website is not part of this offering circular.

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The Offering

Securities being offered by the company	Up to 641,983 shares of Class A common stock, at $12.00 per share (“Shares”).

Securities being offered by certain existing stockholders	Certain of our non-management, non-employee stockholders may sell up to an aggregate of 258,017 shares of our Class A common stock in this offering at $12.00 per share (“Selling Stockholder Shares” and, together with the Shares, the “Offering Shares”).

Best efforts offering	There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. If all the Offering Shares are sold in the offering, we will have the option to sell up to 1,600,000 additional newly issued shares in the offering in our discretion (“Additional Shares”). Our directors and officers shall be entitled to purchase Shares in the offering.

Securities outstanding prior to this offering	1,249,090 shares of Class A common stock 8,071,955 shares of Class B common stock 678,822 Class W warrants 130,618 Class Z warrants

Securities outstanding after this offering	1,891,073 shares of Class A common stock 8,071,955 shares of Class B common stock 678,822 Class W warrants 130,618 Class Z warrants

Two classes of common stock	Holders of shares of Class A common stock and Class B common stock have substantially identical rights, except that holders of shares of Class A common stock are entitled to one (1) vote per share and holders of shares of Class B common stock are entitled to ten (10) votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter documents. See “Description of Securities” for a description of the terms of our Class A and Class B common stock.

Listing of securities and proposed symbols	Prior to this offering, there has been no public market for our common stock. We have applied to have our Class A common stock listed on the Nasdaq Global Market under the symbol CSSE no later than the final closing of this offering. If our Class A common stock is not approved for listing on the Nasdaq Global Market, we expect our Class A common stock will be listed on the Nasdaq Capital Market. We currently meet the financial listing requirements for the Nasdaq Capital Market. Giving effect to the sale of all of the Shares and at least 220,000 Additional Shares in the offering, we expect we will meet the financial listing requirements for the Nasdaq Global Market. See “Plan of Distribution.”

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Lock-up agreements with our company

Each existing non-management, non-affiliated holder (collectively, the “Unaffiliated Holders”) of our Class A common stock and Class B common stock, other than one non-management, non-affiliated holder of our Class B common stock, has entered into a lock-up agreement with us that provides he, she or it will not sell, transfer or otherwise dispose of any of our Class A common stock, Class B common stock, Class W warrants or shares underlying the Class W warrants (collectively, the “Company Securities”) until after the 90th day following the day our Class A common stock first trades on Nasdaq; provided that sales of the Selling Stockholder Shares in this offering shall not be subject to this lock-up.

Each of our parent stockholder and its affiliates, directors and executive officers and a former executive officer (collectively, the “Insiders”) has entered into an agreement with us (“Company Lock-up”) pursuant to which he, she or it has agreed to not sell, transfer or otherwise dispose of any Company Securities for an initial period of 18 months following the date our Class A common stock first trades on Nasdaq. After such time, the Company Lock-up will automatically end with respect to 1/24 of each class of the Company Securities owned by such holder on each monthly anniversary date of the expiration of the initial 18-month period.

We may elect to release any holder from its lock-up at any time or from time to time for any reason or no reason with respect to any or all of the Company Securities or any portion thereof. No such release shall be deemed to obligate us to grant any future releases to such holder or any other holder.

Lock-up agreements with the joint bookrunning managers

Each of our Unaffiliated Holders, other than one non-management, non-affiliated holder of our Class B common stock, has entered into a lock-up agreement with the joint bookrunning managers that provides he, she or it will not sell, transfer or otherwise dispose of any Company Securities until after the 90th day following the day our Class A common stock first trades on Nasdaq; provided that sales of the Selling Stockholder Shares in this offering shall not be subject to this lock-up.

Each of the Insiders has entered into an agreement with the joint bookrunning managers pursuant to which he, she or it has agreed to not sell, transfer or otherwise dispose of any Company Securities for an initial period of 180 days following the day our Class A common stock first trades on Nasdaq.

The joint bookrunning managers may elect to release any holder from its lock-up at any time or from time to time for any reason or no reason with respect to any or all of the Company Securities or any portion thereof. No such release shall be deemed to obligate the joint bookrunning managers to grant any future releases to such holder or any other holder.

In the event the joint booking running managers elect to release their lock-up with respect to any Company Securities held by any officer or director of our company, they will notify us of the impending release and will announce the impending release through a major news service at least two business days prior to the effective date of the release.

See “Description of Securities Lock-up Agreements.”

Use of proceeds

Assuming we sell all of the Shares, we estimate that the net proceeds to us from the offering, after deducting the selling agents’ discounts, commissions and non-accountable expense allowance and other estimated offering expenses payable by us, will be approximately $6,082,492 (or $23,312,492 if we sell all of the Additional Shares).

Our Term Notes (as defined in “Management’s Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – Debt Private Placement”) shall be repaid at the time of the initial closing of this offering as required by the terms thereof, as amended, and we may use a portion of the net proceeds of this offering for such repayment. We intend to use any remaining net proceeds of this offering for: (a) financing production and associated development and operating costs and expenses for our video content; (b) strategic acquisitions, including acquiring video content distribution companies, assets and video content libraries; (c) servicing our obligations under the Credit Facility; and (d) working capital and general corporate purposes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Credit Facility” and “—Debt Private Placement” for a description of the terms of the Term Notes and Credit Facility. See “Use of Proceeds” for further information on our use of proceeds from this offering.

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We will pay all of the expenses of this offering (other than the selling agents’ discounts and commissions of 4% payable with respect to the Selling Stockholder Shares sold in this offering), but will not receive any of the proceeds from the sale of the Selling Stockholder Shares in this offering.

Risk Factors	Prospective investors should carefully consider the Risk Factors beginning on page 9 before investing in the shares offered hereby.

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Summary CONSOLIDATED Financial Data

The summary consolidated financial information set forth below summarizes relevant financial data for our business. The financial data was derived from our audited consolidated financial statements, and should be read in conjunction with the consolidated financial statements and the accompanying notes, which are included elsewhere in this offering circular. In addition, the financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, also included elsewhere in this offering circular.

	For the Year Ended
	December 31,
	2016	2015

Operating Data:
Total revenue	$8,118,632	$1,506,818
Gross profit	4,962,964	853,023
Gross profit %	61.1%	56.6%
Operating expenses	3,182,775	1,606,499
Operating income (loss)	1,780,189	(753,476)
Net income (loss) (a) (b)	781,133	(753,463)
Basic net income (loss) per common share	0.09	(0.09)
Diluted net income (loss) per common share	0.09	(0.09)
Weighted average common shares outstanding: (c)
Basic	8,835,930	8,760,000
Diluted	8,996,636	8,760,000

Adjusted EBITDA (d)	3,776,676	38,524

(a)        Net income (loss) includes non-cash share-based compensation expense of $1,542,044 (primarily related to a former officer of the Company) and $792,000 for the years ended December 31, 2016 and December 31, 2015, respectively. Non-cash share-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations included elsewhere in this offering circular.

(b)        Net income includes non-cash amortization of debt discounts and amortization of deferred financing costs totaling $424,571 for the year ended December 31, 2016. These costs are included in interest expense in the consolidated statement of operations included elsewhere in this offering circular.

(c)        Basic and diluted weighted average common shares outstanding assumes that Class B common stock of the Company is issued and outstanding as of January 1, 2015. For the year ended December 31, 2016, diluted weighted average common shares outstanding gives effect to Class W Warrants issued between May 2016 and December 2016, as if they were issued and outstanding on January 1, 2016. See Notes 1 and 8 to the consolidated financial statements included elsewhere in this offering circular.

(d)        See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Use of Non-GAAP Financial Measure" - "Reconciliation of Historical Results to Adjusted EBITDA" included elsewhere in this offering circular for further discussion.

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	December 31, 2016
			Pro Forma
	Actual	Pro Forma (1)	As Adjusted (2)

Balance Sheet Data:
Cash and cash equivalents	$507,247	$4,445,407	$6,445,899
Total assets	11,817,917	16,206,077	18,206,570
Total liabilities	8,193,371	9,398,859	5,316,859
Stockholders’ equity	3,624,546	6,807,218	12,889,711

(1)        The “Pro Forma” information gives effect to net proceeds of approximately $3.5 million of securities in the 2017 Equity Private Placement, the Debt Private Placement, and two individual equity private placements after December 31, 2016, and through June 13, 2017. Total assets and stockholders’ equity includes Class A common stock issued pursuant to the Collaboration Agreement. The Pro Forma information also includes 102,060 shares of Class A common stock issued in June 2017 pursuant to the conversion of an aggregate principal amount of $0.9 million of our Term Notes. The Pro Forma information reflects net advances received under the Credit Facility of approximately $0.5 million after December 31, 2016, and through June 13, 2017. In March 2017, the Credit Facility was amended to increase the net advances available to the Company to $4.5 million. The 2017 Equity Private Placement, the Debt Private Placement, the Credit Facility, the Term Note conversions to Class A common stock, and other private placements are described in “ Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and elsewhere herein. The Pro Forma information for the Term Notes sold in the Debt Private Placement after December 31, 2016, includes an additional debt discount to the carrying amount of the Term Notes payable and a corresponding credit to additional paid-in capital of approximately $0.3 million, which represents the estimated fair value of the warrants issued with the Term Notes. In addition, the Pro Forma information with respect to the Credit Facility includes an additional debt discount to the carrying amount of the Credit Facility and a corresponding credit to additional paid-in capital of approximately $0.1 million, which represents the estimated fair value of the additional warrants issued pursuant to the increase in the amount available under the Credit Facility.

If payment obligations are still outstanding under the Credit Facility at its maturity date, or if prior to the maturity date there is an event of default as prescribed by the Credit Facility, then at the Company’s option, (a) all principal and interest may be exchanged into shares of Class A common stock of the Company on the same terms as the Company’s most recently completed equity financing; provided, that under no circumstances shall the pre-money valuation used for this exchange be less than $52,560,000, (b) the maturity date of the Credit Facility may be extended as happened in January 2017 by mutual agreement of the parties, or (c) all principal and interest may be paid in full.

(2)        The “Pro Forma As Adjusted” information gives effect to the sale of all of the Shares by us in the offering and the application of the estimated net proceeds derived therefrom (including repayment of all remaining Term Notes), but does not give effect to the sale of any Additional Shares. We will pay all of the expenses of the offering (other than the selling agents’ discounts and commissions of 4% payable with respect to the Selling Stockholder Shares sold in this offering), but will not receive any of the proceeds from the sale of the Selling Stockholder Shares in this offering.

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Risk Factors

An investment in the securities offered by this offering circular involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this offering circular, before making a decision to invest in the CSS Entertainment shares.

Risks associated with our business

We do not have a long operating history on which to evaluate our company.

Our predecessor, CSS Productions, was formed in December 2014 and we were formed in May 2016 to succeed to CSS Productions’ assets in order to create a discrete, focused entity to pursue video content opportunities using the Chicken Soup for the Soul brand. We face all the risks faced by newer companies in the media industry, including significant competition from existing and emerging media producers and distributors, many of which are significantly more established, larger and better financed than our company.

It is only recently that we debuted our video content and accordingly do not have a long history on which to evaluate our ability to produce and distribute video content that will be desired by our target consumers across multiple media offerings. Similarly, we do not have a long-term operating or financial history that can be reviewed in evaluating an investment in our company.

All of our assets are pledged to secure existing indebtedness.

All of our assets are pledged under pari passu first priority security interests to secure our repayment obligations under indebtedness owed to the noteholders under the Term Notes (to the extent not repaid in full at the time of this offering) and the facility lender under the Credit Facility. In the event the holders of such indebtedness take action with respect to our assets in connection with any default under the Term Notes (to the extent not repaid in full from the proceeds of this offering) or the Credit Facility, we may not be able to continue our operations.

Certain conflicts of interest may arise between us and our affiliated companies and we have waived certain rights with respect thereto.

Our certificate of incorporation includes a provision stating that we renounce any interest or expectancy in any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to CSS Productions and its affiliates (collectively, the “CSS Companies”), except as may be set forth in any written agreement between us and any of the CSS Companies (such as the CSS License Agreement under which CSS has agreed that all video content operations shall be conducted only through CSS Entertainment). This provision also states that, to the fullest extent permitted by Delaware law, our officers, directors and employees shall not be liable to us or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any activities of any of the CSS Companies. As a result of these provisions, there may be conflicts of interest among us and our officers, directors, stockholders or their affiliates, including the CSS Companies, relating to business opportunities, and we have waived our right to monetary damages in the event of any such conflict.

Our long-term results of operations are difficult to predict and depend on the commercial success of our video content and the continued strength of the Chicken Soup for the Soul brand.

Our ability in the long-term to obtain sponsorships and licensing arrangements and to distribute our video content will depend, in part, upon the commercial success of the content that we initially distribute and, in part, on the continued strength of the Chicken Soup for the Soul brand. We cannot predict whether our initial video content will be accepted by audiences at a level that will create strong demand for our future video content. Further, the continued strength of the brand will be affected in large part by the operations of CSS and its other business operations, none of which we control. CSS utilizes the brand through its other subsidiaries for various commercial purposes, including the sale of books (including educational curriculum products), pet foods and other consumer products. Negative publicity relating to CSS or its other subsidiaries or the brand, or any diminution in the perception of the brand could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects. We cannot assure you that we will manage the production and distribution of all of our video content successfully, that all or any portion of our video content will be met with critical acclaim or will be embraced by audiences on a one-time or repeated basis, or that the strength of the Chicken Soup for the Soul brand will not diminish over time.

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Our reliance on third parties for production and distribution could limit our control over the quality of the finished video content.

We currently have limited internal production and distribution capabilities and are reliant on relationships with third parties for much of these capabilities. Working with third parties is an integral part of our strategy to produce and distribute video content on a cost efficient basis, and our reliance on such third parties could lessen the control we have over the projects, despite our approval rights. Should the third party producers we rely upon not produce completed projects to the standards we expect and desire, critical and audience acceptance of such projects could suffer, which could have an adverse effect on our ability to produce and distribute future projects. Further, we cannot be assured of entering into favorable agreements with such third party producers on economically favorable terms or on terms that provide us with satisfactory intellectual property rights in the completed projects.

An integral part of our strategy is to initially minimize our production and distribution costs by utilizing funding sources provided by others, however, such sources may not be readily available.

The production and distribution of video content require a significant amount of capital. As part of our strategy, we will initially seek to fund the production and distribution of our video content through the payment of upfront fees by sponsors, licensors, broadcast, cable and satellite outlets and other producers and distributors, as well as through other initiatives, such as government tax incentives. Funding for our video content projects from the aforementioned sources or other sources may not be available on attractive terms or at all as and when we need such funding. To the extent we are not able to secure agreements by which upfront fees are paid to us, we may need to curtail the amount of video content being produced, or use our operating or other funds to pay for such video content, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

As we grow we may seek to fund and produce more of our video content directly, subjecting us to significant additional risks.

Our current strategy of funding the production and distribution of our video content through the payment of upfront fees by third parties may limit the backend return to us. If we should determine to use our own funds to produce and distribute more of our video content in order to capture greater backend returns, we would face significant additional risks, such as the need to internally advance funds ahead of revenue generation and cost recoupment and the need to divert some of our resources and efforts away from other operations. In order to reduce these risks, we may determine to raise additional equity or incur additional indebtedness. In such event, our stockholders and the company will be subjected to the risks associated with issuing more of our shares or increasing our debt obligations.

We have derived our revenue to date from a limited number of video content offerings and clients and have funded our projects from a limited number of sources.

To date, we have derived all of our revenue from a limited number of video content offerings and clients. We will need to expand and broaden our video content offerings, the distribution channels into which they are placed, the clients to which we sell and the production and financing relationships utilized to create such video content to ensure that we are not reliant on a limited number of offerings or distribution partners in the future. A failure to expand and broaden our video content offerings, client base or distribution, production and financing relationships could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are required to make continuing payments to our affiliates, which may reduce our cash flow and profits.

We are required to make significant payments to our affiliates as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS Management Agreement,” “—CSS License Agreement” and “–A Plus Distribution Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” Accordingly, in the aggregate, at least 10% of our gross revenue will be paid to our affiliates on a continuous basis and will not be otherwise available to us.

If a project we are producing incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves.

If a production we are funding incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves. We cannot be certain that any required financing will be available to us on commercially reasonable terms or at all, or that we will be able to recoup the costs of overruns. Increased costs incurred with respect to a particular project may result in the production not being ready for release at the intended time, which could cause a decline in the commercial performance of the project. Budget overruns could also prevent a project from being completed or released at all.

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Our operating results may fluctuate.

Our operating results are dependent, in part, on management’s estimates of revenue to be earned over the life of a project. We will regularly review and revise our revenue estimates. This review may result in a change in the rate of amortization and/or a write-down of the video content asset to its estimated realizable value. Results of operations in future years depend upon our amortization of our video content costs. Periodic adjustments in amortization rates may significantly affect these results.

Further, as many of our third-party relationships will be on a project-by-project basis, the profits, if any, generated from various projects will fluctuate based on the terms of the agreements between us and our third-party producers and distributors.

Because of our current stage of development, we generate a significant portion of our annual revenue in the fourth quarter of our fiscal year. We anticipate that our revenue may be more evenly distributed throughout the year in the future as we expand our business and diversify our video content offerings. Until such time, our quarter to quarter financial results may not be comparable within any single fiscal year or from fiscal year to fiscal year.

As a result of the foregoing and other factors, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

Distributors' failure to promote our video content could adversely affect our revenue and could adversely affect our business results.

We will not always control the timing and manner in which our licensed distributors distribute our video content offerings. However, their decisions regarding the timing of release and promotional support are important in determining success. Any decision by those distributors not to distribute or promote our video content or to promote our competitors’ video content to a greater extent than they promote our intent could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are smaller and less diversified than many of our competitors.

Many of the producers and studios with which we compete are part of large diversified corporate groups with a variety of other operations, including television networks, cable channels and other diversified companies such as Amazon, which can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, and other personnel required for production. The resources of the major producers and studios may also give them an advantage in acquiring other businesses or assets, including video content libraries, that we might also be interested in acquiring.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

The entertainment industry in general continues to undergo significant developments as advances in technologies and new methods of product delivery and storage, or certain changes in consumer behavior driven by these developments, emerge. Consumers are spending an increasing amount of time online and on mobile devices, and are increasingly viewing content on a time-delayed or on-demand basis online, on their televisions and on handheld or portable devices. Our distributors and we must adapt our businesses to changing consumer behavior and preferences and exploit new distribution channels. Our strategy is to seek to take advantage of these changes and thereby to create new revenue streams and other opportunities for our video content. If we cannot successfully utilize these and other emerging technologies, it could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We face risks from doing business internationally.

We intend to distribute our video content outside the U.S. and derive revenue in foreign jurisdictions. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

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•	the Foreign Corrupt Practices Act and similar laws regulating interactions and dealings with foreign government officials;

•	changes in local regulatory requirements, including restrictions on video content;

•	differing cultural tastes and attitudes;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates;

•	the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions; and

•	war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenue from non-U.S. sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our video content and the protection of the Chicken Soup for the Soul brand. We will attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media. Under the terms of the CSS License Agreement, CSS has the primary right to take actions to protect the brand, and, if it does not, and we reasonably deem any infringement thereof is materially harmful to our business, we may elect to seek action to protect the brand ourselves. Although in the former case, we would equitably share in any recovery, and in the latter case, we would retain the entirety of any recovery, should CSS determine not to prosecute infringement of the brand, we could be materially harmed and could incur substantial cost in prosecuting an infringement of the Chicken Soup for the Soul brand.

Others may assert intellectual property infringement claims against us.

One of the risks of the video content production and distribution business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed content, stories, characters and other entertainment or intellectual property. Although CSS is obligated to indemnify us for claims related to our use of the Chicken Soup for the Soul brand in accordance with the CSS License Agreement, we could face lawsuits with respect to claims relating thereto. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our business involves risks of liability claims for video content, which could adversely affect our results of operations and financial condition.

As a producer and distributor of video content, we may face potential liability for defamation, invasion of privacy, negligence and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against producers and distributors of video content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

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Piracy of video content may harm our business.

Video content piracy is extensive in many parts of the world, including South America, Asia, and certain Eastern European countries, and is made easier by technological advances and the conversion of video content into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of video content on DVDs, Blu-ray discs, from pay-per-view through set-top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of our video content could have an adverse effect on our business.

We rely upon a number of partners to offer streaming of content to various devices.

We currently offer viewers the ability to receive streaming content through a host of internet-connected devices, including internet-enabled televisions, digital video players, game consoles and mobile devices, using third-party platforms. We intend to continue to broaden our capability to instantly stream content to other platforms and partners over time. We do not own any of the technology utilized in the distribution of our content and rely on third-party platforms. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments to our streaming content, our ability to grow our business could be adversely impacted. In addition, technology changes may require that our partners update their platforms. If partners do not update or otherwise modify their platforms, our service and our viewers’ use and enjoyment could be negatively impacted.

Any significant disruption in the computer systems of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our viewers is dependent upon the reliable performance of the computer systems of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make our content unavailable or impair our ability to deliver such content.

Our online activities are subject to a variety of laws and regulations relating to privacy, which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our websites, we use third-party applications, websites, and social media platforms to promote our video content offerings and engage consumers, as well as monitor and collect certain information about consumers. There are a variety of laws and regulations governing individual privacy and the protection and use of information collected from such individuals, particularly in relation to an individual’s personally identifiable information. Many foreign countries have adopted similar laws governing individual privacy, some of which are more restrictive than similar United States laws. If our online activities were to violate any applicable current or future laws and regulations, we could be subject to litigation and regulatory actions, including fines and other penalties.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our operations.

If we experience rapid growth, we may not manage our growth effectively, execute our business plan as proposed or adequately address competitive challenges.

We anticipate continuing to grow our business and operations rapidly. Our growth strategy includes organic initiatives and acquisitions. Such growth could place a significant strain on the management, administrative, operational and financial infrastructure we utilize, most of which is made available to us by our affiliates under the CSS Management Agreement. Our long-term success will depend, in part, on our ability to manage this growth effectively, obtain the necessary support and resources under the CSS Management Agreement and grow our own internal resources as required, including internal management and staff personnel. To manage the expected growth of our operations and personnel, we also will need to increase our internal operational, financial and management controls, and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in producing our video content, declines in overall project quality and increases in costs. Any of these difficulties could adversely impact our business financial condition, operating results, liquidity and prospects.

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Our exclusive license to use the Chicken Soup for the Soul brand could be terminated in certain circumstances.

We do not own the Chicken Soup for the Soul brand or any other Chicken Soup for the Soul-related assets (including books), other than those assets transferred to us under the CSS Contribution and Trema Contribution Agreements as described under “Certain Transactions – Contribution Agreements.” The brand is licensed to us by CSS under the terms of the CSS License Agreement as described under “Certain Transactions – CSS License Agreement.” CSS controls the brand, and the continued integrity and strength of the Chicken Soup for the Soul brand will depend in large part on the efforts and businesses of CSS and how the brand is used, promoted and protected by CSS, which will be outside of the immediate control of our company. Although the license granted to us under the CSS License Agreement is perpetual, there are certain circumstances in which it may be terminated by CSS, including our breach of the CSS License Agreement.

We are subject to risks associated with possible acquisitions, business combinations, or joint ventures.

From time to time, we will engage in discussions and activities with respect to possible acquisitions, sale of assets, business combinations, or joint ventures intended to complement or expand our business, some of which may be significant transactions for us. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction could require us to incur significant costs and cause diversion of management's time and resources.

Integrating any business that we acquire may be distracting to our management and disruptive to our business and may result in significant costs to us. We could face several challenges in the consolidation and integration of information technology, accounting systems, personnel and operations. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Claims against us relating to any acquisition or business combination may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller's indemnification obligations.

There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally may have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We may require and not be able to obtain additional funding to meet increased capital needs after an acquisition.

Our ability to grow through acquisitions, business combinations and joint ventures and our ability to fund our operating expenses after one or more acquisitions may depend upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets or businesses. If we do not have access to such financing arrangements, and if other funds do not become available on terms acceptable to us, there could be a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our success depends on our management and relationships with our affiliated companies.

Our success depends to a significant extent on the performance of our management personnel and key employees, including production and creative personnel, made available to us through the CSS Management Agreement. The loss of the services of such persons or the resources supplied to us by our affiliated companies could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

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To be successful, we need to attract and retain qualified personnel.

Our success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to produce and distribute our video content continues to increase. We cannot assure you that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we were unable to hire, assimilate and retain qualified personnel in the future, such inability could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. Any inability to raise additional capital as and when we need it, could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our chairman and chief executive officer will effectively control our company.

We have two classes of common stock – Class A common stock, each share of which entitles the holder thereof to one vote on any matter submitted to our stockholders, and Class B common stock, each share of which entitles the holder thereof to ten votes on any matter submitted to our stockholders. Our chairman and chief executive officer, William J. Rouhana, Jr., has control over the vast majority of all the outstanding voting power as represented by our outstanding Class B and Class A common stock and effectively controls CSS Holdings and CSS, which controls CSS Productions, and, in turn, our company. Further, our bylaws provide that any member of our board may be removed with or without cause by the majority of our outstanding voting power, thus Mr. Rouhana will exert significant control over our board. This concentration of ownership and decision making may make it more difficult for other stockholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

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We may issue shares of our capital stock or debt securities in the future, whether to complete any acquisition, a business combination or to raise additional funds, which would reduce the equity interest of our stockholders and might cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 70 million shares of Class A common stock, par value $.0001 per share, 20 million shares of Class B common stock, par value $.0001 per share, and 10 million shares of preferred stock, par value $.0001 per share. Assuming we sell all of the Shares in this offering (but no Additional Shares), we will have 68,108,927 authorized but unissued shares of our Class A common stock remaining available for issuance, 11,928,045 authorized but unissued shares of our Class B common stock remaining available for issuance and 10,000,000 authorized but unissued shares of our preferred stock remaining available for issuance immediately after the offering. We also may issue a substantial number of additional Shares of our common stock or preferred stock, or a combination of common and preferred stock, to raise additional funds or in connection with any acquisition or business combination in the future.

Risks associated with this offering

 Our outstanding warrants may have an adverse effect on the market price of our common stock.

We have outstanding Class W warrants to purchase up to an aggregate of 678,822 shares of Class A common stock and Class Z warrants to purchase up to an aggregate of 130,618 shares of Class A common stock. The sale, or even the possibility of sale, of the Class W warrants and the Class Z warrants or the shares underlying the Class W warrants and the Class Z warrants, could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. Furthermore, we might issue warrants or other securities convertible or exchangeable for shares of common stock in the future in order to raise funds or to effect acquisitions or business combinations. If and to the extent our warrants are exercised, or we issue additional securities to raise funds or consummate any acquisition or business combination, you may experience dilution to your holdings.

We do not intend to pay any dividends on our common stock at this time.

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends on our common stock in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition as well as the limitations on dividends and distributions that exist under the laws and regulations of the State of Delaware and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our common stock in the foreseeable future. As a result, any gain you will realize on our common stock (including shares of common stock obtained upon exercise of our warrants) will result solely from the appreciation of such shares.

You will experience immediate and substantial dilution.

The difference between the public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock and Class B common stock, combined, after this offering constitutes the dilution to the investors of shares in this offering. Our existing stockholders acquired their securities prior to this offering at prices less than investors are paying in this offering, contributing to this dilution. Upon consummation of this offering, investors will incur immediate dilution of approximately $11.37 per share (the difference between the pro forma as adjusted net tangible book value per share and the initial offering price of $12.00 per share). This is because investors in this offering purchasing shares will be contributing approximately 50.7% of the total amount paid to us for our outstanding securities after this offering but will only own 6.4% of our outstanding securities. Accordingly, the per-share purchase price investors of the shares will be paying exceeds our per share pro forma as adjusted net tangible book value. In addition, in the future, holders of our common stock will experience substantial dilution upon any exercise of our outstanding warrants.

If our securities becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our securities may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

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•	receive the purchaser's written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Nasdaq may, after listing, delist our Class A common stock from quotation on its exchange, which could limit investors’ ability to sell and purchase our shares and subject us to additional trading restrictions.

We anticipate that our Class A common stock will be listed on Nasdaq, a national securities exchange, no later than the final closing of this offering. Although, we currently meet the financial listing requirements of the Nasdaq Capital Market, and after giving effect to the sale of all of the Shares and at least 220,000 Additional Shares in the offering, we expect we will meet the financial listing requirements of the Nasdaq Global Market, if our common stock is not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;

•	reduced liquidity with respect to our common stock;

•	a determination that our common stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The determination for the offering price of our shares is more arbitrary compared with the pricing of securities for an established operating company.

Prior to this offering there has been no public market for any of our securities. The public offering price of our shares was negotiated between us and the joint bookrunning managers. Factors considered in determining the prices and terms of the Shares (and the Additional Shares) offered hereby include:

•	the history and prospects of companies similar to our company;

•	prior offerings of those companies;

•	our prospects;

•	our capital structure;

•	an assessment of our management;

•	general conditions of the securities markets at the time of the offering; and

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•	other factors as were deemed relevant.

However, although these factors were considered, the determination of the offering prices is more arbitrary than the pricing of securities for an established operating company.

Following this offering, the price of our Class A common stock may vary significantly due to general market or economic conditions as well as other factors. Furthermore, an active trading market for the securities may never develop or, if developed, may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

A portion of the proceeds of this offering will be used to repay our Term Notes and Credit Facility.

A portion of the proceeds of this offering will be used, in our discretion, to repay amounts outstanding under our Credit Facility (approximately $4.0 million as of the date of this offering circular) and, as required by the terms of our Term Notes, as amended, to repay such Term Notes (approximately $4.1 million as of the date of this offering circular). The amounts used to repay indebtedness will not be available to us for our operations. The Credit Facility will remain available to us until June 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Credit Facility” and “—Debt Private Placement” for a description of the terms of the Term Notes and Credit Facility.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this offering circular that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this offering circular may include, for example, statements about our:

•	limited operating history and ability to maintain or increase profitability;

•	reliance on third parties for production and distribution;

•	results of operations;

•	ability to manage growth;

•	ability to minimize our production and distribution costs by utilizing funding sources provided by others;

•	regulatory or operational risks;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	capital structure;

•	ability to obtain additional financing when and if needed; and

•	liquidity and trading of our securities.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Use of Proceeds

We estimate that the net proceeds of this offering will be $6,082,492 if we sell all of the Shares (or $23,312,492 if we sell all of the Additional Shares).

Our Term Notes shall be repaid at the time of the initial closing of this offering as required by the terms thereof, as amended, and we may use a portion of the net proceeds of this offering (up to $4.1 million) for such repayment. We intend to use any remaining net proceeds of this offering for:

•	financing production and associated development and operating costs and expenses for our video content;

•	strategic acquisitions, including acquiring video content distribution companies, assets and video content libraries;

•	servicing our obligations under the Credit Facility; and

•	working capital and general corporate purposes.

We believe that the net proceeds of the offering, after giving effect to the use of a portion thereof to repay our Term Notes, together with our current resources, will allow us to operate for at least the next 12 months.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Credit Facility” and “—Debt Private Placement” for a description of the terms of the Credit Facility and Term Notes.

We cannot estimate the amounts to be used for each purpose set forth above. We also reserve the right to change the use of the proceeds in accordance with our strategic plans or if all of the Shares are not sold in this offering. Accordingly, our management will have significant flexibility in allocating the net proceeds of this offering.

We will pay all of the expenses of the offering (other than the selling agents’ discounts and commissions of 4% payable with respect to the Selling Stockholders Shares sold in this offering), but will not receive any of the proceeds from the sale of the Selling Stockholder Shares in this offering.

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Dilution

The difference between the offering price per share of our Class A common stock in this offering and the Pro Forma As Adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the total number of outstanding shares of Class A common stock and Class B common stock.

As of December 31, 2016, on an Actual basis and a Pro Forma basis, our net tangible book value is as follows:

	Actual	Pro Forma
Net book value - Actual	$3,624,546	$3,624,546
Less: intangible asset	(5,000,000)	(5,000,000)

Net tangible book value - Actual	(1,375,454)	(1,375,454)
Add:
Sale of Class A common stock in private placements, net		1,863,160
Exchange of Term Notes for Class A common stock		918,000
Fair value of warrants issued with Term Notes		293,012
Fair value of warrants issued issued with Credit Facility		108,500

Net tangible book value	$(1,375,454)	$1,807,218

Total common shares outstanding - Pro Forma		9,321,045

Net tangible book value per common share - Pro Forma		$0.19

After giving effect to the sale of the Shares (but excluding Additional Shares) in this offering, on a Pro Forma As Adjusted basis, our net tangible book value would be $5,592,300, or $.63 per common share, after deducting selling agents’ discounts, commissions, a non-accountable expense allowance and expenses of this offering  totaling approximately $1,621,000. This represents an immediate increase in Pro Forma As Adjusted net tangible book value of $.44 per share to our existing stockholders and an immediate dilution of $11.37 per share to investors purchasing shares in this offering.

The following table illustrates the dilution to new investors on a per-share basis:

Offering price per share		$12.00
Pro Forma net tangible book value per share before this offering	$0.19
Increase in Pro Forma As Adjusted net tangible book value per share attributable to investors purchasing shares in this offering	0.44
Pro Forma As Adjusted net tangible book value per share after this offering		0.63
Dilution in Pro Forma As Adjusted net tangible book value per share to investors in this offering		$11.37

The following table sets forth information with respect to our existing stockholders and the new investors as follows:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	9,321,045	93.6%	$7,488,970	49.3%	$.80
New investors	641,983	6.4	7,703,796	50.7	12.00
Total	9,963,028	100.0%	$15,192,766	100.0%

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Capitalization

The following table sets forth our capitalization as of December 31, 2016 on an actual basis, on a pro forma basis to give effect to the events described in footnote (1), below, and on a pro forma as adjusted basis to give effect to the events described in footnote (2), below.

			Pro Forma
	Actual	Pro Forma (1)	As Adjusted (2)
Term Notes payable, net of unamortized debt discount and unamortized deferred financing costs totaling $359,894 actual and $894,799 pro forma	$2,610,106	$4,105,201	$—
Net advances under Credit Facility, net of unamortized debt discount and unamortized deferred financing costs totaling $163,512 actual; $272,012 proforma, and $272,012 pro forma as adjusted	3,316,488	3,702,988	3,702,988
	$5,926,594	$7,808,189	$3,702,988

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued or outstanding	$—	$—	$—
Class A Common stock, $0.0001 par value, 70,000,000 shares authorized, 893,369 shares issued and outstanding actual; 1,249,090 shares issued and outstanding pro forma; 1,891,073 shares issued and outstanding, pro forma as adjusted	89	124	189
Class B Common stock, $0.0001 par value, 20,000,000 shares authorized, 8,071,955 shares issued and outstanding actual, pro forma, and pro forma as adjusted	807	807	807
Additional paid-in capital	4,074,646	7,257,283	13,339,711
Accumulated deficit	(450,996)	(450,996)	(450,996)
Total stockholders' equity	3,624,546	6,807,218	12,889,711
Total capitalization	$9,551,140	$13,939,300	$16,592,699

(1)	The "Pro Forma" information gives effect to net proceeds of approximately $3.5 million of securities in the 2017 Equity Private Placement, the Debt Private Placement, and two individual equity private placements after December 31, 2016, and through June 13, 2017. Total stockholder's equity includes Class A common stock issued pursuant to the Collaboration Agreement. The Pro Forma information also includes 102,060 shares of Class A common stock issued in June 2017 pursuant to the conversion of an aggregate principal amount of $0.9 million of our Term Notes. The Pro Forma information reflects net advances received under the Credit Facility of approximately $0.5 million after December 31, 2016, and through June 13, 2017. In March 2017, the Credit Facility was amended to increase the net advances available to the Company to $4.5 million. The 2017 Equity Private Placement, the Debt Private Placement, the Credit Facility, the Term Note conversions to Class A common stock, and other private placements are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and elsewhere herein. The Pro Forma information for the Term Notes sold in the Debt Private Placement after December 31, 2016, includes an additional debt discount to the carrying amount of the Term Notes payable and a corresponding credit to additional paid-in capital of approximately $0.3 million, which represents the estimated fair value of the warrants issued with the Term Notes. In addition, the Pro Forma information with respect to the Credit Facility includes an additional debt discount to the carrying amount of the Credit Facility and a corresponding credit to additional paid-in capital of approximately $0.1 million, which represents the estimated fair value of the additional warrants issued pursuant to the increase in the amount available under the Credit Facility.

If payment obligations are still outstanding under the Credit Facility at its maturity date, or if prior to the maturity date there is an event of default as prescribed by the Credit Facility, then at the Company’s option, (a) all principal and interest may be exchanged into shares of Class A common stock of the Company on the same terms as the Company’s most recently completed equity financing; provided, that under no circumstances shall the pre-money valuation used for this exchange be less than $52,560,000, (b) the maturity date of the Credit Facility may be extended as happened in January 2017 by mutual agreement of all parties, or (c) all principal and interest will be paid in full.

(2)	The “Pro Forma As Adjusted” information gives effect to the sale of all of the Shares by us in the offering and the application of the estimated net proceeds derived therefrom (including repayment of all remaining Term Notes), but does not give effect to the sale of any Additional Shares. We will pay all of the expenses of the offering (other than the selling agents’ discounts and commissions of 4% payable with respect to the Selling Stockholder Shares sold in this offering), but will not receive any of the proceeds from the sale of the Selling Stockholder Shares in this offering.

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Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations should be read together with our consolidated financial statements and related notes appearing elsewhere in this offering circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this offering circular, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the "Risk Factors" section of this offering circular for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

CSS Entertainment curates and shares video stories that bring out the best of the human spirit.

We create and distribute our video content under the Chicken Soup for the Soul brand. Since our inception in January 2015, our business has grown rapidly and is profitable. Our 2016 revenue was $8.1 million, as compared to 2015 revenue of $1.5 million. We had net income of $0.8 million in 2016, as compared to a net loss of $0.8 million in 2015. Our 2016 Adjusted EBITDA was $3.8 million, as compared to 2015 Adjusted EBITDA of $0.0 million.

We are aggressively growing our business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships.

We partner with highly-regarded independent producers to develop and produce our video content. Using this approach provides us with access to a diverse pool of creative ideas for new video content projects and allows us to scale our business on a variable cost basis. We seek committed funding prior to moving forward with a project. Since we seek to secure both the committed funding and production capabilities for our video content prior to moving forward with a project, we have high visibility into the profitability of a particular project before committing to proceed with such project. In addition, we take limited financial risk on developing our projects (usually less than $25,000 per project).

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, a publishing and consumer products company, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Chicken Soup for the Soul brand. The Chicken Soup for the Soul brand is owned and licensed to us by CSS. CSS Holdings is the parent company of CSS and our ultimate parent company.

In connection with our succession to the operations of CSS Productions, and pursuant to the terms of the Contribution Agreement and Trema Contribution Agreement described in “Certain Transactions – Contribution Agreements,” all video content assets owned by CSS and any of its affiliates, including all rights and obligations related thereto, were transferred to us in May 2016. Thereafter, CSS Productions’ operating activities substantially ceased and CSS Entertainment continued the business operations of producing and distributing the video content.

Use of Non-GAAP Financial Measures

We use a non-GAAP financial measure to evaluate our results of operations and as a supplemental indicator of our operating performance. The non-GAAP financial measure that we use is Adjusted EBITDA. Adjusted EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring expenses recognized in the years ended December 31, 2016 and 2015, and the likelihood of material non-cash and non-recurring expenses to occur in future periods, we believe that this non-GAAP financial measure will enhance the understanding of our historical and current financial results. Further, we believe that Adjusted EBITDA enables our board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly effect operating decisions and investments. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, our actual operating results included in our consolidated financial statements. See “Use of non-GAAP Financial Measure” below for further discussion.

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Results of Operations

For the Year Ended December 31, 2016 compared with the Year Ended December 31, 2015

Basis of Presentation

CSS began evaluating the possibility of using the Chicken Soup for the Soul brand for the development, distribution and sale of its video content in early 2014. Our predecessor and parent company, CSS Productions was formed in December 2014 to pursue video content opportunities using the Chicken Soup for the Soul brand. CSS Productions began operations in January 2015. As such, and in accordance with Staff Accounting Bulletin Topic 1 B, opening members’ deficit as of January 1, 2015 includes $478,666 of pre-formation allocated expenses for the year ended December 31, 2014. The pre-formation allocated expenses were derived from the financial statements of CSS, based on allocations of costs incurred attributable to the development of the video content business prior to the formation of the CSS Productions.

This discussion of results of operations, affiliate resources and obligations, and liquidity and capital resources gives effect to the combined consolidated results of CSS Entertainment and the results of CSS Productions prior to CSS Entertainment succeeding to its operations.

These results should be read together with our consolidated financial statements and accompanying notes included elsewhere in this offering circular and together with Critical Accounting Policies and Estimates included below.

Revenue

	Year Ended December 31,
	2016	2015

Television	$7,341,918	$1,506,818

Online	776,714	-

Total Revenue	$8,118,632	$1,506,818

Television revenue

Television revenue was 90% and 100% of total revenue for the year ended December 31, 2016 (“2016”) and for the year ended December 31, 2015 (“2015”), respectively. Our television revenue includes revenue generated from the exhibition of our long-form video content on television. Our television revenue for 2016 and 2015 was derived from our two episodic television series. Revenue is recognized as each individual episode becomes available for delivery or becomes available for broadcast.

During 2016, our first episodic television series, Hidden Heroes, completed its first season on the CBS. The Hidden Heroes slate is comprised of half-hour episodes totaling 26 episodes, each airing twice over a 52-week season. Hidden Heroes’ first season premiered on CBS in October 2015 and its season one episodes continued to air through September 2016. In October 2016, Hidden Heroes season two began airing on CBS and will continue airing through September 2017. The sponsor for Hidden Heroes, a stockholder of our company, has agreed to fund the series for a third season.

During 2016, our second episodic television series, Project Dad, was produced and aired on Discovery’s Discovery Life network in November and December 2016. The Project Dad slate for season one is comprised of eight, one-hour episodes. The show premiered on Discovery Life in November 2016, and aired on Discovery’s TLC network and Discovery Family in 2017. The sponsor for Project Dad has agreed to fund a different parenting series, which is expected to air in the fourth quarter of 2017.

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During 2015, Hidden Heroes began airing in October and revenue was recognized for the individual episodes that were delivered or were available for broadcast by December 31, 2015. We also received a $75,000 non-refundable deposit pursuant to an extension option agreement for a feature film. The feature film has not started production and there is no commitment or contract to produce a feature film.

Because of our current stage of development, we generate a significant portion of our annual revenue in the fourth quarter of our fiscal year. We anticipate that our revenue may be more evenly distributed throughout the year in the future as we expand our business and diversify our video content offerings. Until such time, our quarter to quarter financial results may not be comparable within any single fiscal year or from fiscal year to fiscal year.

Online revenue

Online revenue was 10% and 0% of total revenue for 2016 and 2015, respectively. Our online revenue includes revenue generated from the exhibition of our video content online, primarily our short-form video content, including Sips and video content net revenue through our Distribution Agreement with A Plus. See “–Affiliate Resources and Obligations,” below for further discussion.

Revenue from Sips and our other online video content is recognized as the video content is posted on the applicable web site for viewing.

Under the terms of the A Plus Distribution Agreement, we receive a net distribution fee equal to 40% of gross revenue generated by the distribution of the A Plus video content, and 15% of gross revenue generated by the distribution of the A Plus editorial content, until the A Plus Advance (as defined and described in “—Affiliate Resources and Obligations,” below) has been repaid to us in full. After full repayment, the foregoing distribution fee payable to us will be reduced to 30% and 5%, respectively, and A Plus shall receive the remainder (“A Plus Revenue”) of such gross revenue. We recoup the A Plus Advance by retaining our fee plus the portion of gross revenue otherwise payable by the Company to A Plus and applying such A Plus Revenue to the recoupment of the A Plus Advance. We will not pay A Plus any A Plus Revenue until such time as the A Plus Advance has been recouped in full by us. Producer payments due to A Plus through the Distribution Agreement are recorded as a reduction to our recorded amount of revenue.

Cost of Revenue

	Year Ended December 31,
	2016	2015

Programming costs	$3,155,668	$653,795

We initially capitalize our programming costs incurred to produce and develop our long-form and short-form video content. We capitalize all direct production and financing costs, capitalized interest, when applicable, and production overhead.

The costs of producing our long-form and short-form video contents are amortized using the individual-film-forecast method. This method provides that costs are amortized to cost of revenue in the proportion that the current period’s revenue compares to our estimate of the ultimate revenue expected to be recognized, which may span several years.

For 2016, 96% of programming costs included in cost of revenue consisted of amortization of programming costs for Hidden Heroes seasons one and two and Project Dad season one, to the extent the episodes were recognized as revenue. For 2015, all programming costs included in our cost of revenue consisted of amortization of programming costs for Hidden Heroes seasons one, to the extent the episodes were recognized as revenue.

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Operating expenses

	Year Ended December 31,
	2016	2015

Selling, general and administrative	$2,370,912	$1,327,749

Management and license fees due to affiliate	811,863	278,750

Total Operating Expenses	$3,182,775	$1,606,499

Selling, general and administrative expenses

For 2016, our selling, general and administrative expenses consisted primarily of non-cash share-based compensation expense of $1,542,044 or 65% of total selling, general and administrative expense. In addition, payroll and related benefits and professional fees totaled $458,605 and $172,165, respectively. These three expense categories made up 91% of total selling general and administrative expenses in 2016. The non-cash share-based compensation expense of $1,542,041 resulted primarily from the issuance of shares to a former officer of the Company. We believe that selling, general and administrative expenses will increase in 2017 and beyond, as a result of costs associated with being a publicly traded company.

For 2015, our selling, general and administrative expenses consisted primarily of non-cash share-based compensation expense, payroll and related benefits and professional fees, and totaled $792,000, $360,751 and $93,176, respectively, or 64% of total selling, general and administrative expenses. These three expense categories made up 94% of total selling general and administrative expenses in 2015. The non-cash share-based compensation expense of $792,000 (60% of total selling, general and administrative expense) resulted from the issuance of certain Class B membership interests in CSS Productions to Trema in satisfaction of certain rights Trema owned in the Subject Assets.

See “–Use of non-GAAP Financial Measure,” below for further discussion relating to selling, general and administrative expenses.

In addition, during 2016 and 2015 we had a consulting agreement with a company that provided executive production services to us, including all activities necessary to establish and maintain relationships regarding our proposed feature length film and a possible talk show and, to oversee the production of each. The consulting agreement was with a writer and director of feature films who is the son of our chairman and chief executive officer. We made payments under the consulting agreement of $35,000 and $60,000 for 2016 and 2015, respectively. In July 2016, the company and the provider of executive production services mutually agreed to terminate the agreement.

Management and license fees due to affiliate

During 2016, we paid $811,863 to CSS for management and license fees incurred relating to the CSS License Agreement and the CSS Management Agreement (see “–Affiliate Resources and Obligations,” below). These fees totaled 10% of our total revenue.

During 2015, we paid CSS 4% and 1% in management services and license fees, respectively, based on cash revenue collected. The total fees paid in 2015 were $278,750. These fees were paid relating to a management and license fee agreement between CSS Productions and CSS in effect during 2015. These 2015 agreements were terminated and replaced with the CSS License Agreement and CSS Management Agreement noted above, as part of the formation of CSS Entertainment.

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Interest expense

During 2016, we recorded interest expense totaling $560,069. Of this amount, $110,091, or 20%, was paid in cash. The cash interest paid on the Credit Facility and the Term Notes totaled $107,022, and $3,069 was paid to CSS as interest on the CSS License Note for the time it was outstanding (see “–CSS License Agreement,” below). During 2016, we issued Class W warrants to the lender under our Credit Facility and to the purchasers of the Term Notes. We recorded the fair value of the Class W warrants issued as a discount to the carrying value of the Credit Facility and the Term Notes. At the time of issuance of the Class W warrants, the fair value totaled $863,371. During 2016, we recorded the amortization of the debt discount to interest expense in the amount of $383,712, or 69% of total interest expense reported for 2016. The unamortized balance of $479,659 will be charged to interest expense during 2017. Also during 2016, we charged $40,859 of deferred financing costs to interest expense, or 7% of total interest expense reported for 2016. See “–Use of non-GAAP Financial Measure,” below for further discussion relating to interest expense. The Credit Facility had not been established and the Term Notes had not been sold during 2015, therefore there was no interest expense in 2015.

Provision for income taxes

Our provision for income taxes consists of federal and state income taxes. We recognize deferred tax assets and liabilities for future tax consequences attributable to differences between our financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. We recognize the effect on deferred tax assets and liabilities resulting from a change in tax rates in income in the period that includes the date of the change.

We were formed on May 4, 2016 as a C corporation for federal and state income tax purposes. As such, we are required to file our first tax returns for the year ended December 31, 2016. For 2016, our provision for income taxes consists of federal and state taxes that are deferred until future periods. The taxes deferred until future periods total $439,000. The primary reason that our taxes are not currently payable is that all programming costs are deductible for federal and state income tax purposes. A portion of our programming costs incurred during 2016 remain on our balance sheet and are amortized to future periods for accounting purposes, but are currently deductible for income tax purposes. In addition, we have net operating losses of approximately $1,049,000 that expire in 2036. The ultimate realization of the net operating losses is dependent upon our future taxable income, if any, and may be limited in any one year by alternative minimum tax rules.

There is no provision for income taxes for the year ended December 31, 2015, as CSS Productions had elected to be treated as a partnership for federal and state income tax purposes and, accordingly, no provision is made for income taxes. Any taxable income or loss for CSS Productions during 2015 is passed along to its members as CSS Productions is a limited liability company.

Affiliate Resources and Obligations

CSS License Agreement

In May 2016, we entered into a trademark and intellectual property license agreement with CSS, which we refer to as the “CSS License Agreement.” Under the terms of the CSS License Agreement, we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the Chicken Soup for the Soul brand and related content, such as stories published in the Chicken Soup for the Soul books.

We paid CSS a one-time license fee of $5 million comprised of a $1.5 million cash payment and the concurrent issuance to CSS of the CSS License Note, having a principal amount of $3.5 million and bearing interest at 0.5% per annum. The CSS License Note has been repaid as of December 31, 2016. See “–Liquidity and Capital Resources,” below.

We also pay CSS an incremental recurring license fee equal to 4% of our gross revenue for each calendar quarter, and a marketing fee of 1% of our gross revenue for each calendar quarter, with each quarterly fee payable on or prior to the 45th day after the end of the calendar quarter to which it relates. Under the terms of the CSS License Agreement, the first quarterly fee was payable by us with respect to the quarter ended March 31, 2016, as CSS had already been rendering services to our predecessor with respect to the video content business. Provided that the CSS License Agreement remains in place, CSS has agreed that it will not engage, and will not cause or permit its subsidiaries (other than us) to engage, in the production or distribution of video content, including that which is unrelated to the Chicken Soup for the Soul brand, except in connection with the marketing of their other products and services.

We believe that the terms and conditions of the CSS License Agreement, which provides us with the rights to use the trademark and intellectual property in connection with our video content, are more favorable to us than any similar agreement we could have negotiated with an independent third party.

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CSS Management Agreement

In May 2016, we entered into a management services agreement, that has an initial term of five years and automatically renews for additional one-year terms at the discretion of the parties thereto, which we refer to as the “CSS Management Agreement.” Under the terms of the CSS Management Agreement, we are provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our chairman and chief executive officer, Mr. Rouhana, our vice chairman and chief strategy officer, Mr. Seaton, our senior brand advisor and director, Ms. Newmark, and our chief financial officer, Mr. Pess. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, and provides us with office space and equipment usage.

We pay CSS a management fee equal to 5% of our gross revenue for each calendar quarter, with each quarterly payable on or prior the 45th day after the end of the calendar quarter to which it relates. The first quarterly fee was payable by us with respect to the quarter ended March 31, 2016, as CSS had already been rendering services to our predecessor with respect to the video content business.

In addition, for any sponsorship which is arranged by CSS or its affiliates for (i) our video content or (ii) a multi-element transaction for which we receive a portion of such revenue and CSS receives the remaining revenue (for example, a transaction that relates to both our video content and CSS’ printed products), we shall pay a sales commission to CSS equal to 20% of the portion of such revenue we receive. Each sales commission shall be paid within 30 days of the end of the month in which we receive it. If CSS collects the entire fee from such multi-element transaction, CSS will remit our portion of such fee to us after deducting its sales commission.

For the year ended December 31, 2016, we recognized $405,932 of expense under this agreement.

We believe that the terms and conditions of the CSS Management Agreement are more favorable and cost effective to us than if we hired the full staff to operate the company.

A Plus Distribution Agreement

In September 2016, we entered into the A Plus Distribution Agreement. A Plus develops and distributes high quality, empathetic short-form videos and articles to millions of people worldwide. The A Plus Distribution Agreement has an initial term ending in September 2023. Under the terms of the A Plus Distribution Agreement, we have the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus. Under the terms of the A Plus Distribution Agreement, we paid A Plus an advance of $3 million (the “A Plus Advance”). We recoup the A Plus Advance by retaining the portion of gross revenue otherwise payable by the Company to A Plus and applying such A Plus Revenue to the recoupment of the A Plus Advance. We will not pay A Plus its portion of gross revenue until such time as the A Plus Advance has been recouped in full. A Plus is a digital media company founded, chaired, and partially owned by actor and investor Ashton Kutcher. Mr. Kutcher owns 23%, third parties own 2%, and our affiliate, Chicken Soup for the Soul Digital, LLC, owns 75%, of A Plus.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance GAAP, we use a non-GAAP financial measure, which is not recognized under GAAP, as a supplemental indicator of our operating performance. This non-GAAP financial measure is provided to enhance the readers understanding of our historical and current financial performance. Management believes that this measure provides useful information in that it excludes amounts that are not indicative of our core operating results and ongoing operations and provide a more consistent basis for comparison between periods. The non-GAAP financial measure that we currently use is Adjusted EBITDA which is defined as follows:

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization and share-based compensation expense, and also includes adjustments for other identified charges such as severance costs for a former officer who was not replaced and the costs incurred to form our Company and to prepare for this offering of our common stock to the public. Identified charges also include the cost of maintaining a board of directors prior to being a publicly traded company. After we are a publicly traded company, director fees will be deducted from Adjusted EBITDA. Adjusted EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. The most comparable GAAP measure is operating income.

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Reconciliation of Historical Results to Adjusted EBITDA

		Year Ended December 31,
		2016	2015

Net income (loss), as reported		$781,133	$(753,463)

Provision for income taxes		439,000	-

Interest expense, net of interest income	(a)	560,056	(13)

Share-based compensation expense	(b)	1,542,041	792,000

Severance costs		225,828	-

Organization costs and directors costs	(c)	228,615	-

Adjusted EBITDA		$3,776,673	$38,524

(a)    Includes non-cash amortization of debt discounts and amortization of deferred financing costs of $424,571 for the year ended December 31, 2016.

(b)    For 2016, this includes the fair value of shares of Class A common stock at the date of issuance, issued to a former officer of our company, to our outside directors and to individuals for services rendered. For 2015, this includes a share-based payment resulting from the issuance of certain Class B membership interests in CSS Productions to Trema in satisfaction of certain rights Trema owned in the Subject Assets.

(c)    Includes the costs incurred to form our company and to prepare for this offering of our common stock to the public. This includes the costs of maintaining a board of directors prior to being a publicly traded company.

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Liquidity and Capital Resources

Credit Facility

On May 12, 2016, we entered into the Credit Facility with the facility lender, an affiliate of Mr. Rouhana. Under the terms of the Credit Facility, as amended as of December 12, 2016, January 24, 2017 and March 27, 2017, we may borrow, repay and reborrow up to an aggregate of $4.5 million through June 30, 2018. Our payment obligations under the Credit Facility are senior obligations and secured by a first priority security interest in all of our assets, thus having the same priority as the security interest granted by us to the holders of the Term Notes. The proceeds of the loans made under the Credit Facility are used by us for working capital and general corporate purposes.

In connection with our formation in May 2016, and our acquisition of all video content and related assets owned by CSS and its affiliates, we borrowed $1.5 million under the Credit Facility to pay a portion of the $5 million one-time payment required under the CSS License Agreement.

Loans under the Credit Facility bear interest at 5% per annum, payable monthly in arrears in cash. We are also obligated to pay the facility lender an annual fee equal to 0.75% of the unused portion of the Credit Facility. Principal under the Credit Facility (and all accrued but unpaid interest thereon) shall be paid by us on or prior to June 30, 2018 (the “Facility Maturity Date”). If the Credit Facility is still outstanding at the Facility Maturity Date, or, if prior to that date there is an event of default as prescribed by the Credit Facility, then (a) all principal and interest may be exchanged into shares of Class A common stock of the Company on the same terms as the Company’s most recently completed equity financing, provided that under no circumstances shall the pre-money valuation used for this exchange be less than $52,560,000, (b) the Facility Maturity Date may be extended as happened in January 2017 by mutual agreement of all parties, or (c) all principal and interest will be paid in full.

As of June 13, 2017, we have outstanding borrowings under the Credit Facility of approximately $4.0 million. A portion of the proceeds of this offering may be used to pay, in whole or in part, the balance due under the Credit Facility, in which case the amount repaid will be available to be re-borrowed.

Debt Private Placement

Pursuant to our financing plan prior to this initial public offering, we sold a total of $5.0 million of senior secured term notes (“Term Notes”) and Class W warrants in a private placement. Beginning in July 2016 and through December 31, 2016, we sold in a private placement (“Debt Private Placement”) to accredited investors $3.0 million aggregate principal amount of Term Notes and Class W warrants to purchase an aggregate of 252,450 shares of Class A common stock. From January 1, 2017 through May 3, 2017, we sold an additional $2.0 million aggregate principal amount of Term Notes and Class W warrants to purchase an additional aggregate of 172,550 shares of Class A common stock in the Debt Private Placement.

The Term Notes bear interest at 5% per annum, payable monthly in arrears in cash. The principal of the Term Notes (including all accrued, but unpaid interest thereon) were originally payable by us on the earlier of (a) June 30, 2017 and (b) the third business day following consummation of (i) an initial public offering (including this offering) and (ii) any future equity offering (other than as a result of the exercise of our Class W warrants) resulting in gross proceeds to us of at least $7 million (the “Term Notes Original Maturity Date”). The Term Notes and Class W warrants have the terms described herein under “Description of Securities – Term Notes” and “– Class W Warrants,” respectively.

In June 2017, we requested that the holders of our Term Notes extend the maturity date thereof to the earlier of (a) July 31, 2017 and (b) the date that is three business days following the consummation of the initial closing of the IPO (such earlier date, the “Term Notes Extended Maturity Date”). As of the date of this offering circular, all holders (100%) of the Term Notes have agreed to the Term Notes Extended Maturity Date. In connection with the extension, we offered all holders of our Term Notes the opportunity to purchase shares of our Class A common stock at $9.00 per share (with three Class Z warrants also being issued to them for each ten shares purchased) through the payment of cash or conversion of principal under their Term Notes. As of the date of this offering circular, holders of $0.9 million aggregate principal amount of the Term Notes, including three of our executive officers, have elected to convert such principal amount into an aggregate of 102,060 shares of Class A common stock and 30,618 Class Z warrants. As of the date of this offering circular, a total of $4.1 million principal amount of the Term Notes remains due on the Term Notes Extended Maturity Date.

A portion of the proceeds of this offering may be used to pay, in whole or part, the principal (and any interest due and unpaid thereon) of the Term Notes.

Equity Private Placements

Pursuant to our financing plan prior to this initial public offering, we sold a total of approximately $2.5 million of Class A common stock and warrants in private placements. Beginning in June 2016 and through November 2016, we sold in a separate private placement (the “2016 Equity Private Placement”) to accredited investors $1.0 million of units, consisting of an aggregate of 170,960 shares of Class A common stock and Class W warrants to purchase an aggregate of 51,288 shares of Class A common stock.

Beginning in December 2016 and through March 2017, we sold in a separate private placement (the “2017 Equity Private Placement”) to accredited investors $975,710 of units, consisting of an aggregate of 150,112 shares of Class A common stock and Class W warrants to purchase an aggregate of 45,034 shares of Class A common stock.

During May and June 2017, we sold in two separate equity private placements, a total of an aggregate of 55,000 shares of Class A common stock and Class Z warrants to purchase an aggregate of 100,000 shares of Class A common stock.

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Other than the Credit Facility, we do not have any available credit, bank financing or other external sources of liquidity. In order to meet our commitments, to expand our operations and to fund our activities, we need to obtain additional capital. The net proceeds from this offering, as well as private placements of debt and equity completed prior to the effective date of this offering, should be sufficient to meet our cash requirements for at least the next twelve months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses in the future, fail to collect significant amounts that may be owed to us, or experience unexpected cash requirements that would force us to seek additional financing. If we seek additional financing, we would likely issue additional equity or debt securities, and as a result, stockholders may experience additional dilution or the new debt or equity securities may have rights, preferences or privileges more favorable than those of existing holders of our debt or equity. In this event, if additional financing is not available or is not available on acceptable terms, we may be required to delay, reduce the scope of or eliminate our video content production plans.

Over the next twelve months and assuming our Term Notes have been repaid from the proceeds of the offering, we expect to use the funds from this offering for the following purposes:

•	financing production and associated development and operating costs and expenses for our video content;

•	strategic acquisitions, including acquiring video content distribution companies, assets and video content libraries;

•	servicing our obligations under the Credit Facility; and

•	working capital and general corporate purposes.

We cannot estimate the amounts to be used for each purpose set forth above. We also reserve the right to change the use of the proceeds in accordance with our strategic plans or if all Shares are not sold in this offering. Accordingly, our management will have significant flexibility in allocating the net proceeds of this offering.

Cash flow summary information is as follows:

	Year Ended December 31,
	2016	2015

Cash provided by (used in):
Operating activities	$(2,479,473)	$2,594,301
Investing activities	(5,000,000)	-
Financing activities	7,982,642	(2,590,223)

Net increase in cash and cash equivalents	$503,169	$4,078

Our operating activities required a net use of cash in 2016 totaling $2,479,473. The net use of cash in 2016 was primarily due to our investment of $5,120,254 in programming costs for our video content that was on air and in-development, and to complete episodes of Hidden Heroes and Project Dad. This investment in programming costs was offset, in part, by the amortization of such costs totaling $3,155,668, which was included in cost of revenue in 2016. In addition, operating cash was generated from an increase in accounts payable and accrued expenses of $671,337, but this was more than offset by a decrease in deferred revenue of $3,428,571.

Our operating activities generated net cash in 2015 totaling $2,594,301. The net cash generated in 2015 was primarily due to the receipt of sponsorship payments and other advances of $3,500,000 for video content to be produced. Sponsorship payments and other advances received were offset, in part, by our investment of $1,597,364 in programming costs for our video content in development and to complete episodes of Hidden Heroes season one, which began airing on CBS in October 2015. Our investment in programming costs was offset, in part, by the amortization of such costs totaling $646,295 for Hidden Heroes, which is included in cost of revenue in 2015.

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Our investing activities required a net use of cash in 2016 totaling $5,000,000. This was due to our purchase of the perpetual trademark and intellectual property license from CSS for $5,000,000. There was no net cash used in or provided by investing activities for 2015.

Our financing activities generated net cash in 2016 totaling $7,982,642. The net cash generated in 2016 was primarily due to net advances under the Credit Facility of $3,480,000, the sale of Term Notes of $2,970,000 pursuant to the Debt Private Placement, and $1,075,809 of gross cash generated from the sale of Class A common stock in the 2016 Equity Private Placement and 2017 Equity Private Placement. The cash generated was offset, in part, by stock issuance costs and financing costs of $282,206.

Our financing activities required a net use of cash in 2015 totaling $2,590,223. The cash used in financing activities was primarily due to license payments made by us to CSS under the CSS License Agreement.

Contractual Obligations and Commitments

We have significant cash obligations and commitments as follows:

•	to repay the Term Notes at the Term Notes Maturity Date,

•	to make interest payments in accordance with the terms of the Term Notes,

•	to make quarterly payments to CSS based on reported gross revenue in accordance with the CSS License Agreement and the CSS Management Agreement,

•	to make interest payments in accordance with the terms of the Credit Facility,

•	to repay the Credit Facility in full no later than June 30, 2018, subject to its terms.

Critical Accounting Policies and Estimates

Our critical accounting policies and estimates are those related to our revenue recognition, the fair value of financial instruments, share-based compensation expense, our programming costs and how we account for the fair value of financial instruments.

Use of Estimates

When we prepare our consolidated financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during each reporting period. Our significant estimates include those related to revenue recognition, accounts receivable allowances, intangible assets, share-based compensation expense, income taxes and programming costs. Actual results included in this offering circular, and in future financial results, could differ from the original estimates.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, the fee is fixed and determinable, delivery has occurred, and collection of the resulting receivable is deemed probable. For episodic television programs, revenue is recognized as each episode becomes available for delivery or becomes available for broadcast, and for short-form online videos, revenue is recognized when the videos are posted to a website for viewing. Revenue from the distribution of short-form online media content is included in online revenue in the accompanying consolidated statements of operations.

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Fair value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

•	Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

•	Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2016 and 2015, the fair value of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and accrued programming costs, approximated their carrying value due to the short maturity of these instruments.

Programming Costs

Programming costs include the unamortized costs of completed, in-process, or in-development long-form and short-form video content. For video content we produce, capitalized costs include all direct production and financing costs, capitalized interest when applicable, and production overhead.

The costs of producing our video content are amortized using the individual-film-forecast method. These costs are accrued and amortized in the proportion that current period’s revenue bears to management’s estimate of ultimate revenue expected to be recognized from each production.

For an episodic television series, the period over which ultimate revenue is estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later.

Programming costs are stated at the lower of amortized cost or estimated fair value. The valuation of programming costs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value may be less than its unamortized cost and the valuation is based on a discounted cash flows (“DCF”) methodology with assumptions for cash flows. Key inputs employed in the DCF methodology include estimates of a program’s ultimate revenue and costs as well as a discount rate. The discount rate utilized in the DCF is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular program. We perform an annual impairment analysis for unamortized programming costs. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of programming costs may be required as a consequence of changes in management’s future revenue estimates.

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Included in cost of revenue in the consolidated statement of operations for 2016 and 2015, is amortization of programming costs totaling $3,155,668 and $646,295, respectively.

Share-based Payments

We account for share-based payments in accordance with the authoritative guidance issued on share-based compensation. Share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, net of estimated forfeitures. We estimate the fair value of share-based payments using the Black-Scholes option-pricing model. During 2016, share-based awards were issued to a former officer of the Company, non-employee directors and individuals for services rendered and were recorded at their fair value. All share-based awards were fulfilled with new shares of Class A common stock.

During 2015, we recorded share-based compensation for Class B membership interests issued to Trema in satisfaction of certain rights Trema owned in the Subject Assets. We estimated the fair value of the share-based payment using the Black-Scholes option-pricing model.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2018. As of the date of this offering circular, we have not completed an assessment, nor have our auditors tested our systems, of internal controls.

Off-Balance Sheet Arrangements

As of May 15, 2017, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Effect of Inflation and Changes in Prices

We do not believe that inflation and changes in prices will have a material effect on our operations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

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Business

 Overview

CSS Entertainment curates and shares video stories that bring out the best of the human spirit.

We create and distribute our video content under the Chicken Soup for the Soul brand. Since our inception in January 2015, our business has grown rapidly and is profitable. Our 2016 revenue was $8.1 million, as compared to 2015 revenue of $1.5 million. We had net income of $0.8 million in 2016, as compared to a net loss of $0.8 million in 2015. Our 2016 Adjusted EBITDA was $3.8 million, as compared to 2015 Adjusted EBITDA of $0.0 million.

We are aggressively growing our business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships.

In October 2015, we premiered our first show, Chicken Soup for the Soul’s Hidden Heroes on CBS. In 2016, we had two shows on the air, Hidden Heroes and Project Dad, a Chicken Soup for the Soul Original, which aired on Discovery’s TLC network.

In September 2016, we entered into the A Plus Distribution Agreement with A Plus. The A Plus Distribution Agreement significantly expands our ability to share our content by providing us access to A Plus’ celebrity influencers, including A Plus’ founder and chairman, Ashton Kutcher. These celebrity influencers have more than 480 million followers combined.

In March 2017, we launched the CSS Network, our branded DTC network. The CSS Network will allow more consumers to view our growing library of Chicken Soup for the Soul original and third-party video content on a fee-per-view, subscription, or advertising-supported basis.

In June 2017, we entered into a three-year collaboration agreement with Kutcher. Kutcher will serve as an executive producer and collaborate with us on all business and creative elements of two new television series for us relating to the positive content of A Plus and the Chicken Soup for the Soup brand.

We believe that increasing consumer demand for hopeful and enduring real life stories will continue to drive our growth. We intend to continue to expand our content offerings and distribution capabilities at our current rapid pace in order to bring the positive Chicken Soup for the Soul message to as many people as possible.

Our Opportunity

Recent advancements in video, internet, and mobile technologies have reduced the barriers to entry for video content creation and distribution. These changes in technology have meaningfully impacted consumer viewing habits. Traditional video content distribution channels, such as broadcast and cable television networks, are losing ground to alternative distribution platforms, including internet-delivered networks, such as social media, and OTT and DTC networks. This has fractionalized the viewing audience, making it more difficult for advertisers to reach their target audiences.

In addition, traditional cable subscriber fees and linear television advertising are coming under significant pressure as consumers migrate towards “cord cutting,” “skinny bundles,” OTT, and DTC offerings. As these trends continue, we anticipate that many industry participants will face constrained programming budgets and network failures. Recent examples of the effect of these trends include the shutdown in October 2016 of Pivot TV, a digital cable and satellite television network targeted at young adults between 18 and 34 years old, and the announcement of the conversion of Esquire TV Network to a digital-only service in January 2017. These trends are providing new opportunities not previously available with traditional linear broadcast and cable networks, both domestically and internationally.

We believe that brands have become more important to attract viewers and sponsors and, accordingly, that an opportunity exists for companies that have access to sustainable brands. These companies can exploit their brands to “break through the noise” presented by the wide array of consumer viewing choices in order to provide video content that is readily identifiable to, and desired by, consumers. Companies such as Hallmark (family), Disney (family) and National Geographic (nature) have been able to use their brands to present programming targeted at specific areas of interest and attract viewers seeking such programming.

The Chicken Soup for the Soul Brand

We have an exclusive, perpetual and worldwide license from CSS to create and distribute our video content under the Chicken Soup for the Soul brand.

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The Chicken Soup for the Soul brand is best known for its series of Chicken Soup for the Soul books, with more than 250 published titles. More than 500 million Chicken Soup for the Soul books have been sold worldwide during the past 23 years. The brand has garnered considerable awareness within its highly-prized female demographic with more than 80% of social media followers of Chicken Soup for the Soul on Facebook, Twitter and Instagram being women.

The Chicken Soup for the Soul brand has been experiencing significant growth in its media and social media presence:

•	The brand had more than 2.6 million combined Facebook fans as of March 2017, which is up approximately 28 times since December 2011.

•	The Chicken Soup for the Soul daily podcast, which was launched in February 2016, has had more than 1.4 million digital downloads since inception.

The Chicken Soup for the Soul brand had over 10 billion content views (which include impressions, video views and podcast downloads) across all platforms including Facebook, Twitter, YouTube and Instagram during the 12-month period ended March 31, 2017, with 1 billion content views in March 2017.

We believe the significant awareness and reach of the Chicken Soup for the Soul brand, the demographics to which the brand appeals, and the growing social media presence and highly engaged fan base associated with the brand will translate into meaningful recognition and demand for our video content offerings.

Distribution Agreement

We have an exclusive distribution relationship with A Plus. A Plus develops and distributes high quality, empathetic short-form videos and articles to millions of people worldwide.

In September 2016, we entered into the A Plus Distribution Agreement. The A Plus Distribution Agreement has an initial term ending in September 2023. Under the terms of the A Plus Distribution Agreement, we have the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus. Under the terms of the Distribution Agreement, we were required to pay A Plus the A Plus Advance of $3 million. As of March 31, 2017, the A Plus Advance has been paid in full by us to A Plus.

Under the terms of the A Plus Distribution Agreement, we receive a net distribution fee equal to 40% of gross revenue generated by the distribution of the A Plus video content, and 15% of gross revenue generated by the distribution of the A Plus editorial content, until the A Plus Advance (as defined and described in “—Affiliate Resources and Obligations,” below) has been repaid to us in full. After full repayment, the foregoing distribution fee payable to us will be reduced to 30% and 5%, respectively, and A Plus shall receive the remainder (“A Plus Revenue”) of such gross revenue. We recoup the A Plus Advance by retaining the portion of gross revenue otherwise payable by the Company to A Plus and applying such A Plus Revenue to the recoupment of the A Plus Advance. We will not pay A Plus any A Plus Revenue until such time as the A Plus Advance has been recouped in full by us.

Collaboration Agreement and Strategic Investment

In June 2017, we entered into a three-year collaboration agreement (“Collaboration Agreement”) with Kutcher. Under the terms of the Collaboration Agreement, Kutcher will serve as an executive producer and collaborate with us on all business and creative elements of two new television series for us relating to the positive content of A Plus and the Chicken Soup for the Soup brand. As compensation for acting as executive producer, Kutcher was issued shares of our Class A common stock, Class Z warrants to purchase additional shares of our Class A common stock and a significant profit participation in the production and exploitation of the two series.

Concurrently with the execution of the Collaboration Agreement, Kutcher purchased additional shares of our Class A common stock and Class Z Warrants to purchase additional shares.

Our Strategy

One of our fundamental objectives is to continue to grow our CSS Network as we continue to grow our content offerings to critical mass. Our strategy is to build our library of video content through a combination of Chicken Soup for the Soul original video content and opportunistic acquisitions of third-party video content libraries or other rights to video content as failing networks seek to monetize their library value. Industry dislocation is also enabling us to purchase broadcast airtime in attractive time slots and on attractive terms to further exhibit our video content as networks seek to fill their schedules in the face of declining budgets.

Our relationship with A Plus allows us to accelerate the growth of our video content offerings and to develop and distribute high quality, empathetic short-form videos and articles to millions of people worldwide. The themes of the content developed and distributed by A Plus are complementary to the Chicken Soup for the Soul brand. A Plus has celebrity influencers such as Ashton Kutcher, Britney Spears, Lil Wayne and George Takei among many others with over 480 million combined followers.

We believe that having an established brand with strong awareness such as the Chicken Soup for the Soul brand, a clear and consistent message and a reputation for high-quality, entertaining video content, will be a key differentiating factor that enables individuals to successfully locate the video content they desire and allows providers to better reach their targeted audiences in an environment characterized by a proliferation of content creators and distribution platforms and fractionalized audiences.

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The key elements of our strategy to seize our opportunity and drive growth over the next few years include:

•	growing our existing video content production and distribution business, by covering many themes (e.g., relationships, health and wellness and positive living) consistent with the messaging of the Chicken Soup for the Soul brand in many formats (e.g., short-form, longer-form and episodic);

•	enhancing our revenue potential from our short-form video content (including from our long-form video content by repurposing such video content into short-form video content) for syndication through our short-form video content syndication platforms, including A Plus;

•	expanding our existing, and developing, new relationships with sponsors, television networks and independent producers to create new video content in a variety of formats under, or which are consistent with, the Chicken Soup for the Soul brand;

•	building our library (including long-form video content, short-form video content and long-form content developed from our short-form content) and acquiring third-party libraries of video content that are consistent with the messaging of the Chicken Soup for the Soul brand, which we believe will offer the potential for additional revenue and profitability;

•	soliciting, aggregating and curating crowd-sourced video content that is consistent with the messaging of the Chicken Soup for the Soul brand and creating related Chicken Soup for the Soul channels to display such crowd-sourced video content;

•	selling advertising on our CSS Networks;

•	formulating and implementing an e-commerce strategy for video content-related merchandising; and

•	seeking to opportunistically acquire video content production, distribution and related technology companies and/or assets.

We are seeking access to the public capital markets to avail ourselves of the capital resources provided by such capital markets and to establish our common stock as a public currency to enable us to pursue these growth strategies.

Our Video Content

We utilize the Chicken Soup for the Soul brand, together with our management’s industry experience and expertise, to generate revenue through the production and distribution of video content. Following our innovative business model, we seek to secure committed funding for the production costs of our video content in advance of production through sponsorships, product integration and licensing fees received from corporations, foundations, video content networks (e.g., cable, broadcast and online) and other organizations.

Corporate and foundation sponsors with which we work include Hilton Grand Vacations, American Humane, the Boniuk Foundation and the Morgridge Family Foundation and we are currently in discussions with numerous others. We endeavor to retain meaningful back-end rights to our video content in these relationships, which provides opportunities for improved profitability and enhances our library value.

We partner with highly-regarded independent producers to develop and produce our video content. Using this approach provides us with access to a diverse pool of creative ideas for new video content projects and allows us to scale our business on a variable cost basis. We seek committed funding prior to moving forward with a project.

We currently have producer agreements or arrangements in place with a number of these producers, including Litton Entertainment, a Hearst company, Peacock Productions, an NBCUniversal company, and Soul Pancake, a company owned by Participant Media. We anticipate entering into relationships with additional independent producers.

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Our long-form video content consists of 30 to 60 minute episodic programs typically distributed initially on traditional television or cable networks. Our current long-form video content projects include:

•	Chicken Soup for the Soul’s Hidden Heroes (“Hidden Heroes”). The multi-award winning Hidden Heroes is hosted by Brooke Burke-Charvet and is currently airing its second season on CBS. During its first season, the show averaged approximately one million viewers per original episode and received multiple prestigious awards. A segment of Hidden Heroes can be seen at https://cssentertainment.com/hiddenheroes. Hidden Heroes has been renewed for its second season and new episodes premiered in October 2016.

•	Chicken Soup for the Soul’s Project Dad. Our second long-form video content project is a show in which the camera follows three celebrity dads as they put their careers on the sidelines and get to know their children, resulting in a humorous look at the pitfalls and joys of being a father. The show is based on an original, on-going series produced by KBS, the flagship public service broadcaster in Korea. It is a top-rated show in Korea, where more than 100 episodes have aired. The show is also popular in China, where more than 50 episodes of the Chinese version have aired. We have rights to the format in all markets around the world except Korea, China and Turkey. The show premiered on Discovery Life in November 2016, aired on Discovery’s TLC network and Discovery Family in 2017. A short overview of Project Dad can be seen at https://cssentertainment.com/what-we-do/television/project-dad.

•	Paycation Homes. We have agreements-in-principal for our third long-form video content series called Paycation Homes with sponsors and cable networks. This show gives viewers the information and inspiration needed to realize their dreams of using real estate entrepreneurship to obtain financial success.

Our short-form video content, including our branded short-form video content known as Sips, is typically exhibited through online video content distribution and social media platforms, such as YouTube, Facebook, Yahoo, Diply, Gateway Media, SheKnows, Rumble and Liquid Social among others, as well as on the social media of Chicken Soup for the Soul and our sponsors. Our current short-form video content projects include:

•	Hilton Grand Vacation Sips. A series of seven short-form videos illustrating that a life without vacations is not complete. These Sips are scheduled to be delivered in October 2016 and became available for viewing in January 2017. A recent Hilton Grand Vacations Sip can be seen at https://cssentertainment.com/what-we-do/online-video/the-sip.

•	Emily Griffith Technical College Sips. A series of ten short-form videos highlighting the success in overcoming adversity of graduates of the Emily Griffith Technical College. All ten Sips were funded by the Morgridge Family Foundation and delivered in June 2016. These Sips can be viewed on the social media of Emily Griffiths Technical College and Chicken Soup for the Soul, as well as Rumble.

•	American Humane. A series of six Hidden Heroes integrations that are also being made available on A Plus. American Humane has agreed to sponsor six additional integrations in season three of Hidden Heroes. A recent American Humane video can be seen at https://test.cssentertainment.com/what-we-do/television.

We have an exciting pipeline of new long-form and short-form video content projects in various stages of development. For example, we have entered into exclusive co-production agreements for two additional long-form shows with Peacock Productions, the non-fiction production division of NBCUniversal.

Brand Licensing

Subject to the terms of the CSS License Agreement, we also seek opportunities to license use of the brand in connection with other video content projects, including films. In these circumstances, we will maintain certain approval rights to ensure the project’s message is consistent with the Chicken Soup for the Soul brand.

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Management and Affiliate Resources and Relationships

Our management team, led by our chairman and chief executive officer, William J. Rouhana, Jr., our vice chairman and chief strategy officer, Scott W. Seaton, our senior brand advisor and director, and Amy L. Newmark, possesses extensive expertise in the technology, media and telecommunications (“TMT”) industries. Mr. Rouhana played a pioneering role in several innovative TMT companies, including Winstar Communications, Inc. (“Winstar”). As chief executive officer, Mr. Rouhana built Winstar from a three-person start-up enterprise to a Nasdaq-listed public company that employed approximately 5,000 people, serviced more than 1 million customers and generated annual revenue of approximately $1 billion. Mr. Seaton was a senior investment banker covering companies in the TMT sectors for Credit Suisse First Boston, Bank of America and Oppenheimer & Co. and served as a director of Mediacom Communications Corporation, currently the fifth largest cable television operator in the United States. Ms. Newmark has been the publisher and editor-in-chief of the Chicken Soup for the Soul series of books. She was previous a highly ranked equity research analyst covering the TMT sectors.

We have entered into agreements with our affiliate companies that provide us with access to important assets and resources. These agreements include:

•	A trademark and intellectual property license agreement, which we refer to as the “CSS License Agreement,” between us and CSS through which we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the brand and related content, such as stories published in the Chicken Soup for the Soul books. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS License Agreement” for a discussion of the terms of the CSS License Agreement.

•	A management services agreement, which we refer to as the “CSS Management Agreement,” between us and CSS through which we are provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our chairman and chief executive officer, Mr. Rouhana, and our vice chairman Mr. Seaton. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, and provides us with office space and equipment usage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS Management Agreement” for a discussion of the terms of the CSS Management Agreement.

•	A distribution agreement, which we refer to the “A Plus Distribution Agreement,” with A Plus through which we have the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – A Plus Distribution Agreement”

Intellectual Property

We are party to the CSS License Agreement with CSS through which we have been granted the perpetual, exclusive, worldwide license to produce and distribute video content using the brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all of our Sips and company-produced content.

We intend to rely on a combination of confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights.

Competition

Video content production and distribution direct to consumers are highly competitive businesses. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete with the major studios, numerous independent motion picture and television production companies, television networks, pay television systems and online media platforms for the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses. In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

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Given such competition, and our stage of development, we intend to initially emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. Our cost structures are designed to utilize our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Facilities

We are provided with office space from CSS under the terms of the CSS Management Agreement. This office space is located at 132 E. Putnam Avenue, Floor 2W, Cos Cob, Connecticut 06807.

We consider these facilities adequate for our current operations.

Periodic Reporting

We have registered the securities offered by this offering circular under the Securities Exchange Act of 1934, as amended, and will have reporting obligations, including the requirement to file annual and quarterly reports with the SEC, following this offering. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by an independent registered public accounting firm.

Employees

We have two direct employees. The services of our personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, are provided to us under the CSS Management Agreement. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us, or any of our officers or in their capacity acting as such under the CSS Management Agreement, and neither we, nor our officers have been subject to any such proceeding in the 12 months preceding the date of this offering circular.

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Management

Executive Officers, Key Employees and Directors

Our current executive officers, key employees and directors are as set forth below.

Name	Age	Position

William J. Rouhana, Jr.*	64	Chairman of the Board and CEO
Scott W. Seaton*	57	Vice Chairman, Chief Strategy Officer and Director
Daniel M. Pess*	64	Executive Vice President and Chief Financial Officer
Michael A. Winter	48	SVP of Programming and Development
Elana B. Sofko	49	SVP of Business Development and Distribution
Amy L. Newmark*	60	Director
Peter J. Dekom	70	Director
Fred M. Cohen	73	Director
Christina Weiss Lurie	57	Director
Diana Wilkin	58	Director

*	Services Provided pursuant to the CSS Management Agreement.

William J. Rouhana, Jr. Mr. Rouhana has been our chairman since the formation of our predecessor in December 2014, has been our chief executive officer since January 1, 2017 and has been the Chief Executive Officer of each of CSS Holding and CSS since April 2008. Mr. Rouhana has been a leader in the media, entertainment and communications industries for more than 35 years. He was the founder and Chief Executive Officer of Winstar Communications, a wireless broadband pioneer, and Winstar New Media, one of the earliest online video content companies, from 1993 until 2001. During his career, Mr. Rouhana has led the acquisition of numerous media companies including Virgin Vision, a Virgin Group worldwide film distribution venture, in the 1980s. As an entertainment and finance lawyer from 1977 to 1985, he developed new film financing models for major producers such as Blake Edwards. He received his B.A. from Colby College, where he is currently trustee emeritus; and his J.D. from Georgetown Law School. He is the co-founder of The Humpty Dumpty Institute, which created the International Film Exchange, and the Chairman of the Global Creative Forum, which connects the United Nations with major film and television executives and talent. Among other qualifications, Mr. Rouhana brings to our Board extensive executive leadership in the communications, media and entertainment industries including production and distribution of content, and broad experience in business financings and acquisitions. Mr. Rouhana is the husband of Amy Newmark, a member of our board of directors.

Scott W. Seaton. Mr. Seaton has been our vice chairman, chief strategy officer and a member of our board since our formation in May 2016. He has been the Executive Vice President and Chief Operating Officer of CSS Holdings and CSS since April 2012. He has more than 25 years of media and telecommunications investment banking experience. Prior to joining the CSS companies, he was a Managing Director at Credit Suisse First Boston where he worked from 1988 to 2002, at Bank of America from 2002 to 2009 and at Oppenheimer & Co from 2010 to March 2012. He served on the board of Mediacom Communications Corporation from 2009 to 2011 when Mediacom was taken private for $3.7 billion. He received his A.B. from Stanford University and his M.B.A. from Harvard University. Among other qualifications, Mr. Seaton brings to our Board extensive public company and media-related financing, merger and acquisition transactional experience and important operating experience relating to the Chicken Soup for the Soul brand and related operations and media company board experience.

Daniel M. Pess. Mr. Pess has been our executive vice president and chief financial officer since January 1, 2017. He has been the Executive Vice President and Chief Financial Officer of CSS Holdings and CSS since May 2012. He began his career as a CPA at a Big Four accounting firm and has more than 35 years as a senior financial executive for both publicly-traded and private companies. Prior to joining the CSS companies, he was the Corporate Controller at Uniforce Services (Comforce), a publicly-traded company where he worked from 1991 to 1994. He also worked as Executive Vice President and Chief Financial Officer at QueryObject Systems, a publicly-traded technology company from 1994 to 2001, at White Amber, Inc., a software company sold to Taleo (Oracle) from 2002 to 2004, and at Certpoint Systems, Inc. from 2004 to April 2012, a software company, prior to its sale to Infor Software Solutions. He served on the board of QueryObject Systems from 1997 to 2001, when its assets were sold to its largest distributor. He received his B.S. from the C.W. Post School of Professional Accountancy, Long Island University.

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Michael A. Winter. Mr. Winter became Senior Vice President of Programming and Development for our company in February 2017. He has been a television producer and executive for 20 years. From 2010 to March 2014, he was Vice President of Development for independent producer Leopard Films, overseeing the production of more than 300 episodes of the megahit House Hunters International. From 2006 to 2010, he was an executive producer for the Scripps Network, where he created and executive produced approximately 30 series and specials for HGTV, including many of the network’s most successful shows. From 2004 to 2006, he was the first director of programming for Comcast’s Outdoor Life Network, which became NBC Sports Network. Mr. Winter started his television career as a producer working on shows for ABC, Fox, MTV, VH1, A&E and others. He received his B.A. from American University.

Elana B. Sofko. Ms. Sofko became Senior Vice President of Business Development and Distribution for our company in September 2016. Ms. Sofko brings more than two decades of media and entertainment experience to our company. From January 2013 to August 2016, Ms. Sofko led the digital business growth initiatives for WWE, a leading entertainment company, including WWE’s localization of digital products and the launch and international expansion of WWE Network, a subscription based video over-the-top (OTT) service. From 2011 to December 2012, she led a technology innovation development program at ESPN and prior to that, from 2007 to 2011, headed global content strategy for Nokia’s mobile app storefront. From 2003 to 2007, Ms. Sofko launched digital businesses for A&E Television Networks. From 1997 to 2003, Ms. Sofko worked on the launch of satellite radio as part of the start-up team at SiriusXM. From 1991 to 1997, Ms. Sofko built and launched commercial background music services for News Corp. She received her B.A. from the State University of New York at Albany and an M.B.A. from the University of Connecticut.

Amy L. Newmark. Ms. Newmark has been a member of our board of since our formation in May 2016. She has more than 30 years of media and telecommunications industry and investment banking experience. Ms. Newmark has been the Publisher, Editor-in-Chief and an author for CSS since April 2008, and has co-authored the publication of more than 150 books during her tenure. From 1981 to 1986, she was a Managing Director at CJ Lawrence, a brokerage firm, and was a top-ranked telecom equity analyst during her tenure. Ms. Newmark founded and managed Information Age Partners, a hedge fund from 1993 to 1996. From 1995 to 1997, she was an executive at Winstar Communications. From 1998 to 2007, she served on the Boards of a variety of different technology companies. She received her A.B. and C.F.A. from Harvard University. Among other qualifications, Ms. Newmark brings to our Board important financing experience, content publications expertise and an intimate knowledge of the Chicken Soup for the Soul brand and related operations. Ms. Newmark is the wife of Mr. Rouhana, our chairman and chief executive officer.

Peter J. Dekom. Mr. Dekom has been a member of our board of since June 2016. He has more than 40 years of media and entertainment legal, consulting and entrepreneurial experience. In 1989, he was named one of Forbes’ top 100 lawyers in the United States. He has been named one of Premiere Magazine’s 50 most powerful people in Hollywood. From 2003 to 2011 he was “of counsel” with Weissmann Wolff Bergman Coleman Grodin & Evall. From 1976 to 1995, he was a partner with Bloom, Dekom, Hergott and Cook. During his career, his clients have included George Lucas, Paul Haggis, Keenen Ivory Wayans, John Travolta, Ron Howard, Rob Reiner, Andy Davis, Robert Towne and Larry David. His corporate clients have included Sears, Pacific Telesis and Japan Victor Corporation (JVC). He is a former member of the board of each of Imagine Films Entertainment, Will Vinton Studios and Cinebase Software. He is a Member of the Academy of Television Arts and Sciences and Academy Foundation. He received his B.A. from Yale University and his J.D. from the UCLA School of Law. Among other qualifications, Mr. Dekom brings to our Board extensive legal and business experience in the media and entertainment industries.

Fred M. Cohen. Mr. Cohen has been a member of our board of since June 2016. He has more than 35 years of media and entertainment experience. Since 2004, he has been the Chairman of the International Academy of Television Arts & Sciences (Emmys), and, since 2000, the Chairman of its Foundation. Previously, he was the Executive Vice President of CBS Broadcast International, President of King World International Productions, and President of HBO International. Since 2006, he has served as strategic advisor to Harpo Productions on the international distribution of its television properties including The Oprah Winfrey Show and Dr. Oz. He is Chair Emeritus of PCI – Media Impact, a New York based international NGO (non-governmental organization). He received his B.A. from The University of Michigan and his M.S. from Stanford University. Among other qualifications, Mr. Cohen brings to our Board extensive executive and operational experience in the media and entertainment industries, including the international segments of such industries.

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Christina Weiss Lurie. Ms. Weiss Lurie has been a member of our board of since June 2016. Her multi-faceted career spans the worlds of sports, entertainment and philanthropy. She is an owner of the Philadelphia Eagles and President of Eagles Charitable Foundation (formerly Eagles Youth Partnership). She is also an Oscar award-winning film producer. As executive producer, Ms. Weiss Lurie received an Oscar for Inside Job (2011), which tackles the consequences of systematic corruption of the U.S. by the financial services industry, and Inocente (2013), which features the struggles of a homeless, undocumented teen. She is the co-founder of two independent film companies, Vox3 Films and Tango Pictures. She is also a noted philanthropist. Under her leadership, the Philadelphia Eagles earned the coveted 2011 Beyond Sports Team of the Year award for their work in the community and for trailblazing environmental programs in professional sports. She received her B.A. from Yale University. Among other qualifications, Ms. Weiss Lurie brings to our Board extensive content production experience and broad management skills.

Diana Wilkin. Ms. Wilkin has been a member of our board of since June 2016. She has over 20 years of experience in the media industry. Since January 2017, Ms. Wilkin has been the President of Broadcast of Share Rocket, a social media measurement company. She has been Managing Director of Twelve 24 Media, a broadcast and media consulting firm, since February, 2014. Formerly she served as President of CBS Affiliate Relations from 2008 to December 2013, where she was responsible for network agreements with all major broadcast groups’ television stations. From 2000 to 2008, she was involved in the management of both CBS and FOX affiliates as Vice President, General Manager in numerous markets. She received her B.S. from the University of Southern California. Among other qualifications, Ms. Wilkin brings to our Board, extensive management and operational experience in the media and entertainment industries, particularly in the television broadcasting industry.

Each of our directors will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Conflicts of Interest

Our certificate of incorporation provides that:

•	we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to, CSS Productions and its affiliates (including A Plus), collectively referred to in this section as the “CSS Companies,” except as may be prescribed by any written agreement with us;

•	our officers and employees will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any activities of us or any of the CSS Companies to the fullest extent permitted by Delaware law;

Pursuant to the CSS License Agreement, the CSS Companies have agreed not to produce and distribute video content. Accordingly, if any of our executive officers or directors becomes aware of a non-video content opportunity which is suitable for an entity to which he or she has current fiduciary or contractual obligations, he or she will be entitled to present those opportunities to the CSS Companies prior to presenting them to us.

Director Independence

Currently Peter Dekom, Fred Cohen, Christina Weiss Lurie and Diana Wilkin would each be considered an “independent director” under the listing standards of national securities exchanges such as Nasdaq, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees

Effective as of the date of this offering circular, we will have standing audit, nominating and compensation committees.

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Audit Committee

Effective as of the date of this offering circular, we will establish an audit committee of the board of directors, which will consist of Mr. Dekom (committee chairman), Mr. Cohen and Ms. Wilkin, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual reports;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports, which raise material issues regarding its financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of  “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

In addition, the audit committee will have, and we must certify to Nasdaq annually that the audit committee does have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Dekom qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective as of the date of this offering circular, we will establish a nominating committee of the board of directors, which will consist of Mr. Cohen (committee chairman), Mr. Dekom and Ms. Weiss Lurie, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

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The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.

Compensation Committee

Effective as of the date of this offering circular, we will establish a compensation committee of the board of directors, which will consist of Ms. Weiss Lurie (committee chairwoman), Ms. Wilkin and Mr. Cohen, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of other executive officers (including through our management services agreements described below);

•	reviewing executive compensation policies and plans;

•	implementing and administering incentive compensation equity-based remuneration plans;

•	assisting management in complying with proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees;

•	if required, producing a report on executive compensation to be included in the annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for.

Executive Compensation

We have entered into the CSS Management Agreement pursuant to which we compensate CSS for providing us with certain management services, as described immediately below, including the services of our executive officers. None of our executive officers is directly employed by us and we have not paid them any cash or other compensation to date, except that such officers are eligible to participate, and certain of such officers have participated, in our Incentive Plan. See “– Option Grants” immediately below.

CSS Management Agreement

We entered into the CSS Management Agreement with our parent operating company, CSS, on May 12, 2016. Under the terms of the CSS Management Services Agreement, are provided with the broad operational expertise of the CSS companies’ personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, senior brand advisor and director and chief financial officer. The CSS Management Agreement also provides for us to receive numerous other services, including accounting, legal, marketing, social media support, management, data access and back office systems, and requires CSS to provide us with office space and equipment usage. The terms of the CSS Management Agreement and payments made by us to date thereunder are described in this offering circular under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS Management Agreement.”

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Option Grants

In January 2017, we granted five-year options to purchase up to 100,000 shares of our Class A common stock to each Mr. Seaton, Ms. Newmark and Mr. Pess that vest in eight equal quarterly installments commencing March 31, 2017 and which are exercisable at $6.50 per share. In 2017, we granted additional options to non-management grantees to purchase up to an aggregate of 155,000 shares at exercise prices between $6.50 and $7.50. All of these options were granted under our Incentive Plan described below under “—Incentive Plan.”

Director Compensation

We have agreed to pay each of our independent directors, beginning in June 2016, $50,000 per year in two equal semi-annual installments, payable 50% in cash and 50% in shares of Class A common stock. See “Security Ownership of Management and Certain Security Holders.”

 Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our respective executive officers, directors and employees. The code of ethics will codify the business and ethical principles that govern all aspects of our business.

Incentive Plan

Our board of directors and stockholders adopted our 2017 Equity Incentive Plan (“Incentive Plan”) as of January 1, 2017.

Purpose

The purpose of the Incentive Plan is to enable us to offer employees, officers, directors and consultants of our company and our parent and subsidiary companies whose past, present and/or potential future contributions to us have been, are, or will be important to our success, an opportunity to acquire a proprietary interest in us.

Administration

The Incentive Plan will be administered by our compensation committee. The compensation committee will be comprised solely of “outside directors,” as defined in the regulations issued under Section 162(m) of the Code, and “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Incentive Plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted and the specific type of awards to be granted.

Stock Subject to the Incentive Plan

Our board of directors has reserved 1,000,000 shares of our Class A common stock for issuance under the Incentive Plan. Shares of stock subject to awards that are forfeited or terminated without payment to the holder in the form of Class A common stock will be available for future award grants under the Incentive Plan. If a holder has shares of Class A common stock otherwise issuable upon exercise withheld, or surrenders outstanding shares, to make payment in connection with an award or to cover the withholding tax liability associated an award, the shares surrendered by the holder or withheld by us will not be available for future award grants under the Incentive Plan.

Under the plan, in the event of a change in the number of shares of our Class A common stock as a result of a dividend on shares of Class A common stock payable in shares of Class A common stock, Class A common stock forward split or reverse split, exchange of shares of Class A common stock or other extraordinary or unusual event that results in a change in the shares of Class A common stock as a whole, the compensation committee shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the plan, or in the aggregate number of shares reserved for issuance under the plan.

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Eligibility

We may grant awards under the Incentive Plan to employees, officers, directors, and consultants of our company or our parent and subsidiary companies and affiliates who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to its success. An “incentive stock option” as defined in Section 422 of the Code may be granted under the plan only to a person who, at the time of the grant, is an employee of our company or our parent or subsidiary companies.

Types of Awards

Options. The compensation committee may grant incentive stock options and options not qualifying as incentive options, or “non-qualified options.” The compensation committee determines the exercise price per share of Class A common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock, or a “10% holder,” may not be less than 110% of the fair market value on the date of grant. An incentive stock option may only be granted within 10 years from the effective date of the Incentive Plan. An incentive stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a 10% holder. The stock options generally will vest over a number of years.

Stock Appreciation Rights. The compensation committee may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or the compensation committee may grant them alone and unrelated to an option. A stock appreciation right entitles the holder to receive a number of shares of Class A common stock having a fair market value equal to the excess fair market value of one share of Class A common stock over the exercise price of the stock appreciation right, multiplied by the number of shares subject to the stock appreciation rights.

Restricted Stock. The compensation committee may grant shares of restricted stock. The compensation committee determines, among other things, the number of shares to be awarded, the time or times within which awards of restricted stock may be subject to forfeiture, any applicable performance goals, and all other terms and conditions of the restricted stock awards.

Other Stock-Based Awards. The compensation committee may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Class A common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of Class A common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of Class A common stock and awards valued by reference to the value of securities of, or the performance of, specified subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria.

Incentive Bonuses. The compensation committee may grant incentive bonus awards, which will confer upon the recipient the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance goals established for a performance period by the compensation committee. The award agreement will establish, among other things, the target and maximum amount payable as an incentive bonus, the performance goals and level of achievement versus the performance goals that shall determine the amount of such payment and the term of the performance period as to which performance shall be measured for determining the amount of any payment.

Performance Awards

The compensation committee may determine at the time an award is granted or at any time thereafter whether such award is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code. Restricted stock awards, other stock-based awards and incentive bonus awards that are intended to qualify as performance based compensation under Section 162(m) of the Code shall be subject to the following provisions, which shall control over any conflicting provision in the Incentive Plan or any Agreement:

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•	To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the compensation committee shall, in writing, (a) designate the recipient to receive such award (b) select the performance criteria applicable to the performance period, (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, and (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each covered employee for such performance period.

•	Following the completion of each performance period, the compensation committee shall certify in writing whether and the extent to which the applicable performance goals have been achieved for such performance period. In determining the amount earned under such awards, the compensation committee may reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the compensation committee may deem relevant, including the assessment of individual or corporate performance for the performance period.

•	No adjustment to any award may be permitted to the extent that such adjustment would cause such award to fail to so qualify as performance based compensation, unless the compensation committee determines that the award should not so qualify.

Accelerated Vesting and Exercisability

If any one person, or more than one person acting as a group, acquires the ownership of stock of our company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of our company, and our board of directors does not authorize or otherwise approve such acquisition, then immediately prior to the closing of such acquisition, the vesting periods of any and all stock options and other awards granted and outstanding under the Incentive Plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Class A common stock subject to such stock options and awards on the terms set forth in the plan and the respective agreements respecting such stock options and awards. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which our company acquires its stock in exchange for property is not treated as an acquisition of stock.

The compensation committee may, in the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from our company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of our company immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of stock of our company that, together with the stock held by such person or group, constitutes more than 50% of the voting power of the stock of our company, which has been approved by our board of directors, (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the Incentive Plan, or (ii) require a holder of any award granted under the plan to relinquish such award to our company upon the tender by us to the holder of cash in an amount equal to the repurchase value of such award. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the Incentive Plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the plan or an award granted thereunder to fail to comply with Section 409A of the Code

Term and Amendments

Unless terminated by our board, the Incentive Plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the effective date of the plan. The board may at any time, and from time to time, amend the plan or any award agreement, but no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our shares of Class A common stock and Class B common stock as of the date of this offering circular and as adjusted to reflect the sale of all of the Shares offered by this offering circular (assuming none of the individuals listed purchase shares in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Additionally, except as otherwise indicated, beneficial ownership reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned Prior to Offering							Shares Beneficially Owned After Offering
	Class A			Class B				Class A			Class B
Name and Address of Beneficial Owner(1)	Shares		%	Shares		%	% of Total Voting Power Prior to Offering(2)	Shares		%	Shares		%	% of Total Voting Power After Offering(2)
William J. Rouhana, Jr.	157,500	(3)	11.2%	7,813,938	(4)	96.8%	95.6%	157,500		7.7%	7,813,938	(4)	96.8%
Amy L. Newmark(5)	73,964	(6)	6.3%	—		*	*	73,964		3.9%	—		*	*
Scott W. Seaton	32,160	(7)	2.5%	—		*	*	32,160		1.7%	—		*	*
Daniel M. Pess	24,782	(8)	2.0%	—		*	*	24,782		1.3%	—		*	*
Peter J. Dekom	2,083		*	—		*	*	2,083		*	—		*	*
Fred M. Cohen	2,083		*	—		*	*	2,083		*	—		*	*
Christina Weiss Lurie	18,753		1.5%	—		*	*	18,753		*	—		*	*
Diana Wilkin	7,083		*	—		*	*	7,083		*	—		*	*
Chicken Soup for the Soul Productions, LLC	—		*	7,654,506		94.8%	93.5%	—		*	7,654,506		94.8%
Trema, LLC	157,500	(3)	11.2%	159,432		2.0%		157,500	(5)	7.7%	159,432		2.0%
All directors and executive officers as a group (8 individuals)	318,388	(9)	22.0%	7,813,938		96.8%	95.6%	318,388		15.3%	7,813,938		96.8%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 132 E. Putnam Avenue, Floor 2W, Cos Cob, Connecticut 06807.

(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. For more information about the voting rights of our Class A and Class B common stock, see “Description of Securities – Common Stock.”

(3)	Represents shares issuable upon exercise of Class W warrants held by an affiliate of Mr. Rouhana.

(4)	Represents (i) 159,432 shares of Class B common stock beneficially owned by an affiliate of Mr. Rouhana and (ii) all of the shares of Class B common stock owned by CSS Productions. The ultimate parent of CSS Productions is CSS Holdings, which in turn is ultimately controlled by Mr. Rouhana.

(5)	Ms. Newmark is the spouse of Mr. Rouhana, but disclaims all beneficial ownership over the shares beneficially owned by him.

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(6)	Includes 12,500 shares purchasable under options that vested and became exercisable on March 31, 2017. Does not include 87,500 shares purchasable under options that do not vest within 60 days of the date of this offering circular. All of these options were granted under our 2017 Incentive Plan, vest in eight equal quarterly installments beginning on March 31, 2017 and are exercisable at $6.50 per share. Also includes 33,150 shares underlying Class W warrants purchased in the Debt Private Placement and 6,534 shares underlying Class Z warrants issued in connection with the conversion of certain Term Notes.

(7)	Includes 12,500 shares purchasable under options that vested and became exercisable on March 31, 2017. Does not include 87,500 shares purchasable under options that do not vest within 60 days of the date of this offering circular. All of these options were granted under our 2017 Incentive Plan, vest in eight equal quarterly installments beginning on March 31, 2017 and are exercisable at $6.50 per share. Also includes 10,625 shares underlying Class W warrants purchased in the Debt Private Placement and 2,085 shares underlying Class Z warrants issued in connection with the conversion of certain Term Notes.

(8)	Includes 12,500 shares purchasable under options that vested and became exercisable on March 31, 2017. Does not include 87,500 shares purchasable under options that do not vest within 60 days of the date of this offering circular. All of these options were granted under our 2017 Incentive Plan, vest in eight equal quarterly installments beginning on March 31, 2017 and are exercisable at $6.50 per share. Also includes 7,225 shares underlying Class W warrants purchased in the Debt Private Placement and 1,167 shares underlying Class Z warrants issued in connection with the conversion of certain Term Notes.

(9)	Represents all of the shares beneficially owned by the individuals listed above and as set forth in footnotes (3), (4), (6), (7) and (8), above.

William J. Rouhana, Jr., and CSS Productions are our “promoters,” as that term is defined under the Federal securities laws.

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Certain Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

CSS License Agreement

We entered into the CSS License Agreement in May 2016 pursuant to which we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the brand and related content, such as stories published in the Chicken Soup for the Soul books. We paid CSS a one-time license fee of $5 million, representing an allocation of the original purchase price of the Brand, comprised of an upfront cash payment of $1.5 million and the concurrent issuance of a $3.5 million principal amount License Note bearing interest at 0.5% per annum. The License Note has been repaid in full. For a further description of the CSS License Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliates Resources and Obligations – CSS License Agreement.”

CSS Management Agreement

We entered into the CSS Management Agreement in May 2016 with CSS pursuant to which we are provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our chairman and chief executive officer, Mr. Rouhana, our vice chairman and chief strategy officer, Mr. Seaton, our senior brand advisor and director, Amy Newmark and our chief financial officer, Mr. Pess. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, as well as office space and equipment usage. For a further description of the CSS Management Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS Management Agreement.”

Distribution Agreement

In September 2016, we entered into the A Plus Distribution Agreement. A Plus develops and distributes high quality, empathetic short-form videos and articles to millions of people worldwide. The A Plus Distribution Agreement has an initial term ending in September 2023. Under the terms of the A Plus Distribution Agreement, we have the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus. Under the terms of the Distribution Agreement, we were required to pay A Plus the A Plus Advance of $3 million. As of March 31, 2017, the A Plus Advance has been paid in full by us to A Plus.

Under the terms of the A Plus Distribution Agreement, we receive a net distribution fee equal to 40% of gross revenue generated by the distribution of the A Plus video content, and 15% of gross revenue generated by the distribution of the A Plus editorial content, until the A Plus Advance (as defined and described in “—Affiliate Resources and Obligations,” below) has been repaid to us in full. After full repayment, the foregoing distribution fee payable to us will be reduced to 30% and 5%, respectively, and A Plus shall receive the remainder (“A Plus Revenue”) of such gross revenue. We recoup the A Plus Advance by retaining our fee plus the portion of gross revenue otherwise payable by the Company to A Plus and applying such A Plus Revenue to the recoupment of the A Plus Advance. We will not pay A Plus any A Plus Revenue until such time as the A Plus Advance has been recouped in full by us.

A Plus is a digital media company founded, chaired, and partially owned by actor and investor Ashton Kutcher. Mr. Kutcher owns 23%, third parties own 2%, and our affiliate, Chicken Soup for the Soul Digital, LLC, owns 75%, of A Plus.

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Credit Facility

In May 2016, we entered into the Credit Facility with the facility lender, an affiliate of Mr. Rouhana. Under the terms of the Credit Facility, as amended as of December 12, 2016, January 24, 2017 and March 27, 2017, we may borrow, repay and reborrow up to an aggregate of $4.5 million through June 30, 2018. Our payment obligations under the Credit Facility are senior obligations and secured by a first priority security interest in all of our assets (thus having the same priority as the security interest granted by us in connection with the Term Notes). The proceeds of the loans made under the Credit Facility shall be used by us for working capital and general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

In connection with the Credit Facility, we issued Class W warrants to the facility lender to purchase an aggregate of 157,500 shares of our Class A common stock. The facility lender has been given registration rights with respect to such shares and the securities issuable upon conversion of the principal amount outstanding under the Credit Facility as described herein under “Description of Securities – Registration Rights.”

Contribution Agreements

In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and CSS Entertainment (“Contribution Agreement”), all video content assets (the “Subject Assets”) owned by CSS, CSS Productions and their CSS subsidiaries were transferred to us in consideration for our issuance to CSS Productions of 8,600,568 shares of our Class B common stock. Since the date of the CSS Contribution Agreement, CSS Production has transferred certain of these shares of Class B common stock to third parties in certain transactions. Concurrently with the consummation of the CSS Contribution Agreement, certain rights to receive payments under certain agreements comprising part of the Subject Assets owned by Trema, a company principally owned and controlled by William J. Rouhana, Jr., our chairman and chief executive officer, were assigned to us under a contribution agreement (“Trema Contribution Agreement”) in consideration for our issuance to Trema of 159,432 shares or our Class B common stock. Trema has certain demand and piggyback registration rights with respect to these shares that would be effective after consummation of this offering.

Equity Exchange

In July 2016, we entered into an exchange agreement with a former executive of CSS Productions, in which he exchanged all membership interest in CSS Productions, which had been issued or were issuable to him in the future, for 430,028 shares of our Class B common stock then owned by CSS Productions, which he simultaneously elected to convert into a like number of shares of our Class A common stock. The exchange agreement was related to, and in connection with, the amended employment agreement of the former executive and his separation from CSS Productions.

Consulting Agreement

CSS Productions had a consulting agreement with Low Profile Films, Inc. (“Low Profile”). Low Profile provided executive production services for CSS Productions that included all activities necessary to establish and maintain relationships regarding CSS Productions’ proposed feature length film and a possible talk show. Low Profile was to oversee the production to facilitate the public viewing or distribution of same. The owner of Low Profile is the son of our chairman and chief executive officer.

In July 2016, CSS Productions and Low Profile mutually agreed to terminate the production services agreement relating to a potential feature length film to be produced by Alcon Entertainment. For the years ended December 31, 2016 and 2015, CSS Productions paid Low Profile $35,000 and $60,000, respectively, for services provided, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Promotions License Agreement

During 2016, we entered into a Promotions License Agreement with One Last Thing LLC (“OLT”), under which we paid $100,000 for the right to integrate certain products into a feature film produced by OLT, such amount being recoupable from the gross revenue of such film. OLT is controlled by the son of our chairman and chief executive officer.

Conversion of Term Notes

In June 2017, Scott W. Seaton, our vice chairman, Daniel M. Pess, our chief financial officer, and Amy L. Newmark, a director, participated in the conversion of our Term Notes on the same terms as offered all holders of our Term Notes. These three officers converted an aggregate of $293,500 principal amount of Term Notes in exchange for an aggregate of 32,620 shares of Class A common stock and 9,786 Class Z warrants.

Indemnification Agreements

We have entered into indemnification and reimbursement agreements with each of our executive officers and directors. Pursuant to these agreements, we will indemnify, and advance amounts to, each of our executive officers and to the fullest extent permitted by applicable law, as in effect on the date of the agreement or to such greater extent as applicable law may later permit, in connection with any proceedings brought against such individuals by reason of his or her status as a director, officer, employee, agent or fiduciary of our company, any subsidiary of our company, or any other enterprise which such person is or was serving at our request.

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All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our disinterested and independent directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested and independent directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Purchase of Shares by Director

In May 2017, Diana Wilkin, a member of our board of directors, purchased 5,000 shares of Class A common stock for $37,500, or $7.50 per share. All of these shares are subject to the applicable lock-ups described under “Description of Securities – Lock-up Agreements.”

Related Party Policy

Our Code of Ethics requires each company to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors. Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the other members of the board with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

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Description of Securities

General

We are authorized to issue 70 million shares of Class A common stock, par value $.0001, 20 million shares of Class B common stock, par value $.0001, and 10 million shares of preferred stock, par value $.0001. As of the date of this offering circular, 1,249,000 shares of our Class A common stock are outstanding, 8,071,955 shares of our Class B common stock are outstanding and no shares of our preferred stock are outstanding.

Common Stock

Voting Rights

Holders of shares of Class A common stock and Class B common stock have substantially identical rights, except that holders of shares of Class A common stock are entitled to one vote per share and holders of shares of Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. See “–Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividend Rights

Shares of Class A common stock and Class B common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Class A common stock and Class B common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of Class A common stock or Class B common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A common stock and Class B common stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of a share Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

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Conversion

The outstanding shares of Class B common stock are convertible at any time as follows: (1) at the option of the holder, a share of Class B common stock may be converted at any time into one share of Class A common stock or (2) upon the election of the holders of a majority of the then outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. Once converted into Class A common stock, the Class B common stock will not be reissued.

Preferred Stock

Our certificate of incorporation currently authorizes the issuance of 10 million shares of blank check preferred stock. No shares of our preferred stock are being issued in this offering. The blank check preferred stock may be issued in the future by our board of directors, without stockholder approval, with such designation, rights and preferences as it may be determined from time to time. Accordingly, such preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Class W Warrants

Each outstanding Class W warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $7.50 per share, subject to adjustment as discussed below. Each warrant is exercisable at any time through June 30, 2021 at 5:00 p.m., New York City time.

If our Class A common stock is traded, listed or quoted on any U.S. market or electronic exchange, and the closing per-share sales price of the Class A common stock for any twenty (20) trading days during a consecutive thirty (30) trading days period (the “Measurement Period”) exceeds $15.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then we may call for cancellation of all or any portion of the Class W warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class W warrant, in accordance with the provisions of the Class W warrants. Notwithstanding anything to the contrary, we shall not make a call of the Class W warrants prior to January 31, 2018.

The right to exercise will be forfeited unless the Class W warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

The criteria for calling our Class W warrants for consideration have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our call, the call will not cause the share price to drop below the exercise price of the Class W warrants.

If the resale of the Class A common stock issuable upon exercise of the Class W warrants is not covered by an effective registration statement or an exemption from registration (a) at the time of a call by us of the Class W warrants as described above, (b) at any time the Class A common stock is traded, listed or quoted on a U.S. trading market or electronic exchange or (c) after January 31, 2018, the holders of the Class W warrants shall be afforded cashless exercise rights as further described in the Class W warrants. In such event, each holder would pay the exercise price by surrendering the Class W warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Class W warrants, multiplied by the difference between the exercise price of the Class W warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the ten trading days ending on the trading day prior to the date of exercise.

The exercise price and number of shares of Class A common stock issuable on exercise of the Class W warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Class W warrants will not be adjusted for issuances of shares of any equity or equity based securities at a price below their respective exercise prices.

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The Class W warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check or wire transfer payable to us, for the number of Class W warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Class W warrants and receive shares of Class A common stock. After the issuance of shares of common stock upon exercise of the Class W warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Class W warrants. If, upon exercise of the Class W warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Any Class W warrants purchased in the open market will be re-issued in name of the buyer in registered form under a warrant agreement between Continental Stock Transfer & Trust Co., Inc. (“Continental“), as warrant agent, and us. The warrant agreement provides that the terms of the Class W warrants may be amended without the consent of any holder solely to cure any ambiguity or correct any defective provision.

Class Z Warrants

Each outstanding Class Z warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $12.00 per share, subject to adjustment as discussed below. Each warrant is exercisable at any time through June 30, 2022 at 5:00 p.m., New York City time.

If our Class A common stock is traded, listed or quoted on any U.S. market or electronic exchange, and the closing per-share sales price of the Class A common stock for any twenty (20) trading days during a consecutive thirty (30) trading days period (the “Measurement Period”) exceeds $18.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then we may call for cancellation of all or any portion of the Class Z warrants for which a notice of exercise has not yet been delivered to us for consideration equal to $.01 per Class Z warrant, in accordance with the provisions of the Class Z warrants. Notwithstanding anything to the contrary, we shall not make a call of the Class Z warrants prior to January 31, 2018.

The right to exercise will be forfeited unless the Class Z warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of a warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

The criteria for calling our Class Z warrants for consideration have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our call, the call will not cause the share price to drop below the exercise price of the Class Z warrants.

If the resale of the Class A common stock issuable upon exercise of the Class Z warrants is not covered by an effective registration statement or an exemption from registration (a) at the time of a call by us of the Class Z warrants as described above, (b) at any time the Class A common stock is traded, listed or quoted on a U.S. trading market or electronic exchange or (c) after January 31, 2018, the holders of the Class Z warrants shall be afforded cashless exercise rights as further described in the Class Z warrants. In such event, each holder would pay the exercise price by surrendering the Class Z warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Class Z warrants, multiplied by the difference between the exercise price of the Class Z warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the ten trading days ending on the trading day prior to the date of exercise.

The exercise price and number of shares of Class A common stock issuable on exercise of the Class Z warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Class Z warrants will not be adjusted for issuances of shares of any equity or equity based securities at a price below their respective exercise prices.

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The Class Z warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check or wire transfer payable to us, for the number of Class Z warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Class Z warrants and receive shares of Class A common stock. After the issuance of shares of common stock upon exercise of the Class Z warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Class Z warrants. If, upon exercise of the Class Z warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Term Notes

As of June 20, 2017, we had outstanding approximately $4.1 million principal amount of our Term Notes. The principal of the Term Notes (including all accrued, but unpaid interest thereon) was originally payable by us on the earlier of (a) June 30, 2017 and (b) the third business day following consummation of (i) an initial public offering (including this offering) and (ii) any future equity offering (other than as a result of the exercise of our Class W warrants) resulting in gross proceeds to us of at least $7.0 million (such earlier date, the “Term Notes Original Maturity Date”).

In June 2017, we requested that the holders of our Term Notes extend the maturity date thereof to the earlier of (a) July 31, 2017 and (b) the date that is three business days following the consummation of the initial closing of the IPO (such earlier date, the “Term Notes Extended Maturity Date”). As of the date of this offering circular, all holders (100%) of the Term Notes have agreed to the Term Notes Extended Maturity Date. In connection with the extension, we offered all holders of our Term Notes the opportunity to purchase shares of our Class A common stock at $9.00 per share (with three Class Z warrants also being issued to them for each ten shares purchased) through the payment of cash or conversion of principal under their Term Notes. As of the date of this offering circular, holders of $0.9 million aggregate principal amount of the Term Notes, including three of our executive officers, have elected to convert such principal amount into an aggregate of 102,060 shares of Class A common stock and 30,618 Class Z warrants. As of the date of this offering circular, a total of $4.1 million principal amount of the Term Notes remains due on the Term Notes Extended Maturity Date.

The Term Notes bear interest at the rate of 5% per annum. Interest is payable in cash monthly in arrears on the basis of a 365-day year and actual days elapsed.

The Term Notes rank pari passu with our existing senior secured debt, including the Credit Facility, and senior to any of our other existing or future indebtedness. The Term Notes are secured by a first priority security interest and lien in all of our tangible and intangible assets.

We may repay the Term Notes at any time prior to their maturity date, at our election and without notice to the holders thereof, by paying the holder 101% of the then outstanding aggregate principal of the Term Notes, together with all interest accrued and unpaid thereon through the date of such payment.

Dividends

We have not paid any cash dividends on our shares of Class A common stock to date. The payment of cash dividends on our shares of Class A common stock in the future will be entirely within the discretion of our board of directors and will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition as well as the limitations on dividends and distributions that exist under the laws and regulations of the State of Delaware. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Exchange Act Registration

We will seek to have our Class A common stock registered under Section 12(b) if the Securities Exchange Act of 1934, as amended, concurrently with the qualification with the Commission of the offering statement of which this offering circular is a part.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and the warrant agent for our Class W warrants is Continental.

Listing of Our Securities

Prior to this offering, there has been no public market for our common stock. We have applied to have our Class A common stock listed on the Nasdaq Global Market under the symbol CSSE no later than the final closing of this offering. If our Class A common stock is not approved for listing on the Nasdaq Global Market, we expect our Class A common stock will be listed on the Nasdaq Capital Market. We currently meet the financial listing requirements for the Nasdaq Capital Market. Giving effect to the sale of all of the Shares and at least 220,000 Additional Shares in the offering, we expect we will meet the financial listing requirements for the Nasdaq Global Market.

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Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Dual Voting Structure

Our certificate of incorporation provides for two classes of common stock. Holders of shares of Class A common stock and Class B common stock have substantially identical rights, except that holders of shares of Class A common stock are entitled to one vote per share and holders of shares of Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Accordingly, the holders of shares of Class B common stock will exert significant control over our actions.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by the stockholders then holding a majority of our voting power. Immediately following this offering, our chairman and chief executive officer shall control the substantial majority of our voting power and therefore will be able to unilaterally exercise the foregoing rights.

Class B Approval Required for Charter Amendments

Any amendment to our certificate of incorporation requires the approval of the majority of the outstanding Class B common stock. This approval requirement is separate and in addition to any general stockholder approval that would be required under our certificate of incorporation and law.

Exclusive Forum Selection

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our and officers.

Registration Rights

We have entered into an agreement with an affiliate of Mr. Rouhana and another stockholder of our company, pursuant to which these stockholders shall have the right to demand, on one occasion commencing one year from the date of this offering, that we register under the Securities Act the resale of the shares of Class A common stock issuable to them upon exchange of their Class B common stock (“Registrable Shares”) if and only if the Registrable Shares cannot be freely sold by such holders without volume restrictions under Rule 144. In addition, these stockholders have certain “piggyback” registration rights with respect to certain registration statements filed by us after this offering. We will bear the expenses incurred in connection with the filing of any such registration statement.

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We granted certain registration and related rights in connection with our 2016 Equity Private Placement and 2017 Equity Private Placement and Debt Private Placement. If we complete this offering and our Class A common stock is traded on a national stock exchange in the United States (a “Qualified IPO”), the shares of Class A common stock, Class W warrants and Class A common stock underlying the Class W warrants sold in the Equity Offerings and Debt Offering (collectively, the “Subject Securities”) shall be entitled to unlimited piggy-back registration rights, subject to underwriter approval, unless a resale exemption otherwise exists for the Subject Securities.

If we have not completed a Qualified IPO by June 30, 2017, or a public trading market has not otherwise then developed for the Subject Securities, we shall take commercially reasonable steps to enable public trading for such securities by filing such forms or documents reasonably necessary to facilitate such public trading.

Repurchases

 We may seek to repurchase shares of our outstanding Class A common stock and Class B common stock from time to time in market or private transactions.

Lock-Up Agreements

Agreements with Our Company

Each existing non-management, non-affiliated holder (collectively, the “Unaffiliated Holders”) of our Class A common stock and Class B common stock, other than one non-management, non-affiliated holder of our Class B common stock, has entered into a lock-up agreement with us that provides he, she or it will not sell, transfer or otherwise dispose of any of our Class A common stock, Class B common stock, Class W warrants, Class Z warrants or shares underlying the Class W warrants or Class Z warrants (collectively, the “Company Securities”) until after the 90th day following the day our Class A common stock commences to trade on Nasdaq; provided that sales of the Selling Stockholder Shares in this offering shall not be subject to this lock-up.

Each of our parent stockholder and its affiliates, directors and executive officers and a former executive officer (collectively, the “Insiders”) has entered into an agreement with us (“Company Lock-up”) pursuant to which he, she or it has agreed to not sell, transfer or otherwise dispose of any Company Securities for an initial period of 18 months following the day our Class A common stock commences to trade on Nasdaq. After such time, the Company Lock-up will automatically end with respect to 1/24 of each class of the Company Securities owned by such holder on each monthly anniversary date of the expiration of the initial 18-month period.

We may elect to release any holder from its lock-up at any time or from time to time for any reason or no reason with respect to any or all of the Company Securities or any portion thereof. No such release shall be deemed to obligate us to grant any future releases to such holder or any other holder.

Agreements with the Joint Bookrunning Managers

Each of our unaffiliated holders, other than one non-management, non-affiliated holder of our Class B common stock, has entered into a lock-up agreement with the joint bookrunning managers that provides he, she or it will not sell, transfer or otherwise dispose of any Company Securities until after the 90th day following the day our Class A common stock commences to trade on Nasdaq; provided that sales of the Selling Stockholder Shares in this offering shall not be subject to this lock-up.

Each of the Insiders has entered into an agreement with the joint bookrunning managers pursuant to which he, she or it has agreed to not sell, transfer or otherwise dispose of any Company Securities for an initial period of 180 days following the date our Class A common stock commences to Trade on Nasdaq.

The joint bookrunning managers may elect to release any holder from its lock-up at any time or from time to time for any reason or no reason with respect to any or all of the Company Securities or any portion thereof. No such release shall be deemed to obligate the joint bookrunning managers to grant any future releases to such holder or any other holder.

In the event the joint booking running managers elect to release their lock-up with respect to any Company Securities held by any officer or director of our company, they will notify us of the impending release and will announce the impending release through a major news service at least two business days prior to the effective date of the release.

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SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the number of shares of Class A common stock beneficially owned by them prior to this offering, the number of Selling Stockholder Shares being offered pursuant to this offering circular and the number of shares and percentage of outstanding shares of Class A common stock to be beneficially owned by them after this offering, assuming that all of the Selling Stockholder Shares are sold in the offering.

The Selling Stockholder Shares sold in the offering shall be allocated pro rata among the selling stockholders. None of the Selling Stockholders are directors, officers, employees or affiliates of our company. None of the Selling Stockholder Shares were acquired in the 2016 Equity Private Placement or 2017 Equity Private Placement.

We will pay all of the expenses of the offering (other than the selling agents’ discounts and commissions of 4% payable with respect to the Selling Stockholder Shares sold in the offering), but will not receive any of the proceeds from the sale of Selling Stockholder Shares in the offering. See “Plan of Distribution.”

Name	Number of Shares Owned	% of Class A Common Stock Prior to Offering	Number of Shares To Be Sold in Offering	% of Class A Common Stock After to Offering

Quattro Holdings, LLC	64,504	6.3%	64,504	0%

Bertrand Faure	64,503	6.3%	64,503	0%

Trinity Credit Company, LLC	129,010	12.7%	129,010	0%

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Shares Eligible for Future Sale

Prior to this offering, we have 1,249,090 shares of Class A common stock outstanding and 8,071,955 shares of Class B common stock outstanding. All of our Class B common stock is convertible into an equal number of shares of our Class A common stock at any time. The vast majority of our outstanding shares are subject to one or more of the lock-up agreements described in “Description of Securities – Lock-Up Agreements.” Subject to the applicable lock-up agreements and Rule 144 (including volume restrictions applicable to affiliates of our company), all of these shares will be freely tradeable within 12 months after this offering.

Rule 144

A person who has beneficially owned restricted shares of common stock, preferred stock or Class W or Class Z warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the subject company at the time of, or at any time during the three months preceding, a sale and (ii) the subject company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are an affiliate of the subject company at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions under which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal 18,911 shares of Class A common stock immediately after this offering (or 34,910 shares of Class A common stock immediately after this offering if we sell all of the Shares and Additional Shares); and

•	if our Class A common stock is listed on a national securities exchange, the average weekly trading volume of the shares of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Giving effect to the conversion of all of our Class B common stock into Class A common stock, 1% of the number of shares of our Class A common stock outstanding immediately after this offering would be 99,630 shares (or 115,630 shares of Class A common stock immediately after this offering if we sell all of the Shares and Additional Shares).

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

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plan of distribution

The Shares, Selling Stockholder Shares and Additional Shares are being sold through HCFP/Capital Markets LLC and ___________ which have agreed to act as the joint bookrunning managers for this offering.

This is an offering of 900,000 shares of our Class A common stock comprised of up to (a) 641,983 Shares to be sold by us and (b) 258,017 Selling Stockholder Shares that may be sold by certain of our non-management, non-affiliated existing stockholders. None of our officers, directors, or affiliates is selling any securities in this offering.

We will have the option to sell up to 1,600,000 Additional Shares, if all of the Offering Shares have been sold in the offering. There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering.

The joint bookrunning managers are not purchasing any of the Offering Shares or Additional Shares and are not required to sell any specific number or dollar amount of securities, but will instead arrange for the sale of securities to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the securities. The joint bookrunning managers may sell some of the Offering Shares and Additional Shares through selected dealers.

The offering price of the Offering Shares and Additional Shares was determined by the joint bookrunning managers and us. This determination was done without reference to our book value or asset values or by the application of any customary, established models for valuing companies or securities. Accordingly, the offering price may not be indicative of any amounts you might receive should you seek to sell your shares or should there be a liquidation of our company. In addition, such prices are not necessarily indicative of any prices at which our securities may trade, or any value that might be ascribed to our company after the completion of the offering.

Our officers and directors shall be entitled to purchase Offering Shares in the offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Procedures for Subscribing

We plan to market this offering to potential investors through the joint bookrunning managers This offering will terminate on ______, 2017, subject to extension for up to ninety (90) days with the mutual consent of us and the joint bookrunning managers. We will hold an initial closing on any number of Offering Shares at any time during the Offering Period when we and the joint bookrunning managers determine and thereafter may hold one or more additional closings until we determine to cease having any additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. No closing will be conducted unless we have been approved for listing on the Nasdaq Global Market or Nasdaq Capital Market, although we will elect to delay listing and trading thereon until after the final closing of the offering. We and the joint bookrunning managers will consider various factors in determining the timing of any additional closings following the initial closing, including the amount of proceeds received at the initial closing and any prior additional closings, and coordination with the commencement of our listing on Nasdaq.

The Company is utilizing an online platform operated by _________ ("_________"), a Financial Industry Regulatory Authority ("FINRA") member and SEC-registered clearing broker-dealer, in connection with the offering. _________ is not affiliated with the Company. Investors who are purchasing their Shares through their broker which is a selected dealer for this offering can use their account with such broker. We shall pay _________ escrowless closing and book entry fees equal to 0.9% of the gross proceeds from the sale of Offering Shares and Additional Shares through _________ and a platform fee equal to 0.1% of the gross proceed from the sale of Offering Shares and Additional Shares through _________.

To purchase Offering Shares and Additional Shares in the offering through the _________ platform, a prospective investor must have a brokerage account with _________. Using the online _________ platform, prospective investors will be able to access and view offering materials, including the offering circular, and submit subscription requests to purchase Offering Shares and Additional Shares in the offering. When submitting a subscription request, a prospective investor will be required to agree to various terms and conditions by checking boxes and will be required to review and electronically sign any necessary documents.

Prospective investors utilizing the _________ platform must deposit the funds intended for the purchase of Offering Shares and Additional Shares in the offering in their _________ accounts. The funds can be provided by check, wire, Automated Clearing House ("ACH") push, ACH pull, direct deposit, Automated Customer Account Transfer Service ("ACATS") or non-ACATS transfer. The funds that are deposited will remain at _________ in the investors’ accounts pending instructions to release the funds to the Escrow Agent named below when all conditions and contingencies relating to the offering have been met. Until such conditions and contingencies have been met and a closing occurs, the funds are owned and controlled by the prospective investors. The funds in the prospective investors’ _________ accounts are swept into FDIC-insured bank accounts on a daily basis as part of _________’s cash sweep program until the conditions and contingencies of the offering are satisfied and the offering closes. This process, under which the prospective investors’ funds remain in accounts at _________ until a closing of the offering occurs, complies with Exchange Act Rule 15c2-4 pursuant to a no-action letter provided to _________ by the staff of the Securities and Exchange Commission dated July 15, 2015.

After all conditions and contingencies for a closing have been met, the Company will notify _________ and other brokers holding funds when it will conduct such closing. All such funds will then be transferred, if not previously transferred, to an escrow account with Continental Stock Transfer & Trust Co., Inc. (“Continental” or the “Escrow Agent”) until the earlier of the date of a closing with respect to such proceeds (at which time such proceeds shall be used to complete share purchases in the offering) and the end of the Offering Period (at which time, such proceeds shall be returned to the applicable investors without interest or deduction). Pursuant to Rule 15c2-4, unless there is a closing with respect to escrowed proceeds in the offering, we will not have any access to such proceeds. We may begin accepting investment proceeds into escrow at any time beginning two days after this offering circular has been qualified by the Commission. After a closing, _________ and other brokers will thereafter send trade confirmations to the investors.

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We may decide to close the offering early or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction.

Prior to this offering, there has been no public market for our common stock. We have applied to have our Class A common stock listed on the Nasdaq Global Market under the symbol CSSE no later than the final closing of this offering. If our Class A common stock is not approved for listing on the Nasdaq Global Market, we expect our Class A common stock will be listed on the Nasdaq Capital Market. We cannot guarantee that our securities will be approved for listing on Nasdaq. We currently meet the financial listing requirements for the Nasdaq Capital Market. Giving effect to the sale of all of the Shares and at least 220,000 Additional Shares in the offering, we expect we will meet the financial listing requirements for the Nasdaq Global Market.

Discounts, Commissions and Expenses

We will pay the joint bookrunning managers an aggregate discount and commission equal to % of the gross proceeds of the sale of Shares and Additional Shares in the offering sold by the Company and the Selling Stockholders will pay 4% of the gross proceeds on the sale of Selling Stockholder Shares. If the joint bookrunning managers sell any Offering Shares and Additional Shares through selected dealers, they may remit a portion of their fee to such dealers. We have also paid the joint bookrunning managers a retainer of $25,000 and will pay an additional retainer of $25,000 upon qualification of the offering statement.

We will pay the joint bookrunning managers an aggregate non-accountable expense allowance equal to 2% of the gross proceeds of the sale of Offering Shares and Additional Shares in the offering. In addition, we shall be responsible for and pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Shares and Additional Shares to be sold in the offering with the SEC and the filing of the offering materials with FINRA, as applicable; (b) all fees and expenses relating to the listing of our shares of Class A common stock on Nasdaq; (c) all fees and expenses relating to the registration or qualification of the Offering Shares (and any Additional Shares); as required under the “blue sky” laws, including the fees of counsel selected by us; (d) all fees payable to _________ (other than discounts and commissions related to _________ in its capacity as a dealer, which shall be paid by the joint bookrunning managers from their commissions); (e) the costs of all mailing and printing of the offering documents; (f) the costs of preparing, printing and delivering certificates representing such securities; (g) fees and expenses of the transfer agent for such shares; (h) our road show expenses; and (i) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives.

Agency Agreement and Related Matters

The agreement between us and the joint bookrunning managers provides that the respective obligations of the parties are subject to certain customary conditions precedent, including the absence of any material adverse changes in our business and the receipt by the joint bookrunning managers of certain customary legal opinions, letters and certificates prior to the completion of the offering.

The joint bookrunning managers are underwriters of this offering within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by them may be deemed to be underwriting compensation. The joint bookrunning managers will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.

We have agreed to indemnify the joint bookrunning managers against certain liabilities, including liabilities under the Exchange Act. We have also agreed to contribute to payments the joint bookrunning managers may be required to make in respect of such liabilities.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the joint bookrunning managers that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction outside of the U.S., except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

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Legal Matters

The validity of the securities offered in this offering circular are being passed upon for us by Graubard Miller, New York, New York. Greenberg Traurig, McLean, Virginia, is acting as counsel for the joint bookrunning managers in this offering. Graubard Miller and certain of its partners and family members own equity interests in CSS Holdings, our ultimate parent company, and in CSS Entertainment. Certain partners of Graubard Miller and their affiliates participated in our Debt Placement and 2017 Equity Private Placement. An affiliate of HCFP/Capital Markets owns certain equity interests in CSS Holdings. Certain affiliates of HCFP/Capital Markets participated in our Debt Private Placement, 2016 Equity Private Placement and 2017 Equity Private Placement. Graubard Miller has, from time to time, represented HCFP/Capital Markets and its affiliates in legal matters unrelated to our company or this offering.

EXPERTS

The financial statements of CSS Entertainment and predecessor included in this offering circular and elsewhere in the offering statement of which this offering circular forms a part have been so included in reliance upon the report of Rosenfield and Company, PLLC, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a Regulation A Offering Statement on Form 1-A, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of securities. Although this offering circular, which forms a part of the Form 1-A, contains all material information included in the Form 1-A, parts of the Form 1-A have been omitted as permitted by rules and regulations of the SEC. We refer you to the Form 1-A and its exhibits for further information about us, our securities and this offering. The Form 1-A and its exhibits, as well as each of our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov which contains the Form 1-A and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

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FINANCIAL INFORMATION SECTION

Chicken Soup for the Soul Entertainment, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Chicken Soup for the Soul Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of Chicken Soup for the Soul Entertainment Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicken Soup for the Soul Entertainment Inc. as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROSENFIELD AND COMPANY, PLLC

Orlando, Florida

May 15, 2017

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Balance Sheets

As of December 31, 2016 and 2015

	2016	2015

ASSETS

Cash and cash equivalents	$507,247	$4,078
Accounts receivable, net	151,417	-
Prepaid expenses	216,397	16,198
Intangible asset - video content license	5,000,000	-
Prepaid distribution fees	592,786	-
Due from affiliated companies	1,372,517	2,111,556
Programming costs, net	3,977,553	951,069

Total assets	$11,817,917	$3,082,901

LIABILITIES AND STOCKHOLDERS' EQUITY/MEMBERS' DEFICIT

Senior secured notes payable, net of unamortized debt discount of $318,992 and unamortized deferred financing costs of $40,902 as of December 31, 2016	$2,610,106	$-
Senior secured notes payable to related party under revolving line of credit, net of unamortized debt discount of $160,667 and unamortized deferred financing costs of $2,845 as of December 31, 2016	3,316,488	-
Accounts payable and accrued expenses	694,368	23,030
Accrued programming costs	1,061,980	-
Deferred tax liability, net	439,000	-
Deferred revenue	71,429	3,500,000

Total liabilities	8,193,371	3,523,030

Commitments and contingencies

Members' deficit	-	(440,129)

Stockholders' equity:
Preferred stock, $.0001 par value, 10,000,000 shares authorized; none issued or outstanding	-	-
Class A Common stock, $.0001 par value, 70,000,000 shares authorized; 893,369 shares issued and outstanding	89	-
Class B Common stock, $.0001 par value, 20,000,000 shares authorized; 8,071,955 shares issued and outstanding	807	-
Additional paid-in capital	4,074,646	-
Accumulated deficit	(450,996)	-

Total stockholders' equity	3,624,546	-

Total liabilities and stockholders' equity/members' deficit	$11,817,917	$3,082,901

The accompanying notes are an integral part of the consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2016 and 2015

	2016	2015

Revenue:

Television	$7,341,918	$1,506,818
Online	776,714	-

Total revenue	8,118,632	1,506,818

Cost of revenue	3,155,668	653,795

Gross profit	4,962,964	853,023

Operating expenses:

Selling, general and administrative (including $1,542,044 and $792,000 of non-cash share-based compensation expense in 2016 and 2015, respectively)	2,370,912	1,327,749
Management and license fees due to affiliate	811,863	278,750

Total operating expenses	3,182,775	1,606,499

Operating income (loss)	1,780,189	(753,476)

Interest income	13	13
Interest expense (including non-cash amortization of debt discount of $383,712 and amortization of deferred financing costs of $40,859 in 2016)	(560,069)	-

Income (loss) before income taxes	1,220,133	(753,463)

Provision for income taxes	439,000	-

Net income (loss)	$781,133	$(753,463)

Net income (loss) per common share:

Basic net income (loss) per common share	$0.09	$(0.09)

Diluted net income (loss) per common share	$0.09	$(0.09)

Weighted average basic shares outstanding	8,835,930	8,760,000

Weighted average diluted shares outstanding	8,996,636	8,760,000

The accompanying notes are an integral part of the consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc

Consolidated Statements of Stockholders' Equity/Members' Deficit

For the Years Ended December 31, 2016 and 2015

		Common Stock
		Class A		Class B		Additional
	Preferred		Par		Par	Paid-In	Members'	Accumulated
	Stock	Shares	Value	Shares	Value	Capital	Deficit	Deficit	Total

Balance, January 1, 2015 (1)	$-	-	$-	-	$-	$-	$(478,666)	$-	$(478,666)

Fair value of Class B membership interest issued to Trema in exchange for contract rights	-	-	-	-	-	-	792,000	-	792,000

Net loss	-	-	-	-	-	-	(753,463)	-	(753,463)

Balance, December 31, 2015	-	-	-	-	-	-	(440,129)	-	(440,129)

Recapitalization as successor to the operations of Chicken Soup for Soul Productions, LLC	-	-	-	8,600,568	860	-	1,232,129	(1,232,129)	860

Shares issued in exchange of Class B membership interest to Trema pursuant to recapitalization	-	-	-	159,432	16	792,000	(792,000)	-	16

Sale of Class A Common Stock, net of stock issuance costs of $197,600	-	178,660	17	-	-	877,234		-	877,251

Fair value of warrants issued with Term Notes	-	-	-	-	-	553,192		-	553,192

Fair value of warrants issued with Credit Facility	-	-	-	-	-	310,179		-	310,179

Former executive officer exchange of Class B shares for Class A shares pursuant to severance agreement	-	430,028	43	(430,028)	(43)	-		-	-

Fair value of Class A shares issued to former executive officer pursuant to severance agreement	-	-	-	-	-	1,436,294		-	1,436,294

Shares issued to directors and others for services rendered	-	26,664	3	-	-	105,747		-	105,750

Conversion of Class B shares to Class A shares upon sale by minority stockholder		258,017	26	(258,017)	(26)	-		-	-

Net income	-	-	-	-	-	-		781,133	781,133

Balance, December 31, 2016	$-	893,369	$89	8,071,955	$807	$4,074,646	$-	$(450,996)	$3,624,546

(1) Consists of pre-formation operating expenses of $478,666 for the year ended December 31, 2014.  Also includes Class A member interests and Class B member interests with a book value of $0.

The accompanying notes are an integral part of the consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from Operating Activities:
Net income	$781,133	$(753,463)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Share-based compensation	1,542,044	792,000
Amortization of programming costs	3,155,668	646,295
Amortization of deferred financing costs	40,859	-
Amortization of original issue discount	383,712	-
Deferred income taxes	439,000	-
Changes in operating assets and liabilities:
Trade accounts receivable	(151,417)	-
Prepaid expenses and other current assets	(200,199)	(16,198)
Programming costs	(5,120,254)	(1,597,364)
Prepaid distribution fees	(592,786)	-
Accounts payable and accrued expenses	671,338	23,031
Deferred revenues	(3,428,571)	3,500,000

Net cash (used in) provided by operating activities	(2,479,473)	2,594,301

Cash flows from Investing Activities:

Purchase of video content license from affiliate	(5,000,000)	-

Net cash used in investing activities	(5,000,000)	-

Cash flows from Financing Activities:

Proceeds from revolving credit facility	4,530,000	-
Repayments of revolving credit facility	(1,050,000)	-
Payment of deferred financing cost	(84,606)	-
Due from affiliated companies	739,039	(2,590,223)
Payment of stock issuance cost	(197,600)	-
Proceeds from notes payable	2,970,000	-
Proceeds from issuance of common stock	1,075,809	-

Net cash provided by (used in) financing activities	7,982,642	(2,590,223)

Net increase in cash and cash equivalents	503,169	4,078

Cash and cash equivalents at beginning of year	4,078	-

Cash and cash equivalents at end of year	$507,247	$4,078

Supplemental data:
Interest paid	$110,092	$-
Income taxes paid	$-	$-

Non-cash financing activities
Fair value of warrants issued with notes and revolving credit	$863,370	$-
Fair value of shares issued for Trema rights	$792,000	$-

The accompanying notes are an integral part of the consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1 – The Company and Nature of Operations

Chicken Soup for the Soul Entertainment, Inc. (the “Company”) is a Delaware corporation formed on May 4, 2016. CSS Productions, LLC (“CSS Productions”), the Company’s predecessor and immediate parent company, was formed in December 2014 by Chicken Soup for the Soul, LLC (“CSS”), a publishing and consumer products company, and initiated operations in January 2015. The Company was formed to create a discrete entity focused on video content opportunities using the Chicken Soup for the Soul brand (the “Brand”). The Brand is owned and licensed to the Company by CSS. Chicken Soup for the Soul Holdings, LLC (“CSS Holdings”), is the parent company of CSS and the Company’s ultimate parent company.

The Company creates and distributes video content under the Brand. The Company has an exclusive, perpetual and worldwide license from CSS to create and distribute video content under the Brand (Notes 6 and 10).

In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company (the “CSS Contribution Agreement”), all video content assets (the “Subject Assets”) owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B common stock. Since the date of the CSS Contribution Agreement, CSS Production has transferred certain of these shares of Class B common stock to third parties in certain transactions (Note 8). Concurrently with the consummation of the CSS Contribution Agreement, certain rights to receive payments under certain agreements comprising part of the Subject Assets owned by Trema, LLC (“Trema”), a company principally owned and controlled by William J. Rouhana, Jr., the Company’s chairman and chief executive officer, were assigned to the Company under a contribution agreement (the “Trema Contribution Agreement”) in consideration for the Company’s issuance to Trema of 159,432 shares or our Class B common stock (Note 8).

Thereafter, CSS Productions’ operating activities substantially ceased and the Company continued the business operations of producing and distributing the video content.

Note 2 – Liquidity, Management’s Plans and Business Risks

In order to accomplish its business objectives, the Company has raised capital through debt and equity offerings as described in Notes 7 and 8, and continues to raise capital subsequent to December 31, 2016. Funds raised and to be raised through debt and equity offerings, cash generated from operations, and together with the availability of funds under the Secured Revolving Line of Credit (“Credit Facility”), should enable the Company to meet its working capital needs for at least the next twelve months. The Company's ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. Should additional funding be required, the Company may need to raise additional capital through the sale of equity or debt securities. Additional financing may not be available at all, or may only be available in amounts or on terms that may be unacceptable to the Company. Any failure to obtain additional financing may have a material adverse effect upon the Company’s ability to grow, and as such, could result in a substantial reduction in the planned scope of the Company’s operations.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

(a) The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

(b) As described in Note 1, The Company and Nature of Operations, CSS Productions began operations during January 2015. CSS first contemplated commercially selling its video content during 2014, prior to the formation of CSS Productions in December 2014. As such, and in accordance with Staff Accounting Bulletin Topic 1 B, opening members’ deficit as of January 1, 2015 includes $478,666 of pre-formation allocated expenses for the year ended December 31, 2014. The pre-formation allocated expenses were derived from the financial statements of CSS, based on allocations of costs incurred attributable to the development of the video content business prior to the formation of the Company.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(c) As of December 31, 2016, the Company operates in one business segment, the production and distribution of video content, and currently operates solely in the United States. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. The Company’s significant estimates include those related to revenue recognition, accounts receivable allowances, intangible assets, share-based compensation expense, income taxes and programming costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less and consist primarily of money market funds. Such investments are stated at cost, which approximates fair value.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions. These valuations require significant judgment and estimates.

At December 31, 2016 and 2015, the fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and accrued programming costs, approximated their carrying value due to the short-term nature of these instruments.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collections have been exhausted and the potential for recovery is considered remote. Accounts are considered past due or delinquent based on contractual terms and how recently payments have been received. At December 31, 2016 and 2015, an allowance for uncollectible accounts was not considered necessary.

Programming Costs

Programming costs include the unamortized costs of completed, in-process, or in-development long-form and short-form video content. For video content, the Company’s capitalized costs include all direct production and financing costs, capitalized interest when applicable, and production overhead.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The costs of producing video content are amortized using the individual-film-forecast method. These costs are amortized in the proportion that current period’s revenue bears to management’s estimate of ultimate revenue expected to be recognized from each production.

For an episodic television series, the period over which ultimate revenue is estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later.

Programming costs are stated at the lower of amortized cost or estimated fair value. The valuation of programming costs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value may be less than its unamortized cost and the valuation is based on a discounted cash flows (“DCF”) methodology with assumptions for cash flows. Key inputs employed in the DCF methodology include estimates of a program’s ultimate revenue and costs as well as a discount rate. The discount rate utilized in the DCF is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular program. The Company performs an annual impairment analysis for unamortized programming costs. An impairment charge is recorded in the amount by which the unamortized costs exceed the estimated fair value. Estimates of future revenue involve measurement uncertainties and it is therefore possible that reductions in the carrying value of programming costs may be required as a consequence of changes in management’s future revenue estimates.

Included in cost of revenue in the consolidated statements of operations for 2016 and 2015, is amortization of programming costs totaling $3,155,668 and $646,295, respectively. There was no impairment charge recorded in 2016 and 2015.

Income Taxes

The Company was formed on May 4, 2016 as a Sub-Chapter C corporation for federal and state tax purposes. As such, the Company will file its first tax return for the year ended December 31, 2016. CSS Productions has elected to be treated as a partnership for federal and state income tax purposes and, accordingly, no provision is made for income taxes for the taxable income included in the Company’s consolidated results of operations. CSS Productions has not been audited by the taxing authorities since its formation. If taxable income is adjusted as a result of an audit, then CSS Productions may be required to make distributions to satisfy its members’ tax obligations. Any such distributions would not be made from, or be the responsibility of, the Company.

The Company records income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740 Income Taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return, should be recorded in the financial statements. Pursuant to the authoritative guidance, the Company may recognize the tax benefit from an uncertain tax position only if it meets the “more likely than not” threshold that the position will be sustained on examination by the taxing authority, based on the technical merits of the position or expiration of statutes. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. In addition, the authoritative guidance addresses de-recognition, classification, interest and penalties on income taxes, accounting in interim periods, and also requires increased disclosures. The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense within its consolidated statement of operations. At December 31, 2016 and 2015, the Company did not have any unrecognized tax benefits or liabilities. See Note 9 Income Taxes for additional information.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

The Company recognizes revenue from the production and distribution of television programs and short-form video content in accordance with Accounting Standards Codification Topic 926: Entertainment – Films (“ASC 926”) as amended. Revenue is recognized when persuasive evidence of an arrangement exists, the fee is fixed and determinable, delivery has occurred, and collection of the resulting receivable is deemed probable. For episodic television programs, revenue is recognized as each episode becomes available for delivery or becomes available for broadcast, and for short-form online videos, revenue is recognized when the videos are posted to a website for viewing. Revenue from the distribution of short-form online media content is included in online revenue in the accompanying consolidated statements of operations.

Revenue generated under the distribution agreement with A Plus (See Note 10) will be reported on the net basis as the Company earns a commission on the distribution of A Plus’ content.

Cash advances are recorded as deferred revenue until all the conditions of revenue recognition have been met.

For the year ended December 31, 2015, the Company received a $75,000 non-refundable deposit pursuant to an option agreement for a feature film, which is included in television revenue in the consolidated statement of operations. The option agreement has expired.

Share-based Payments

The Company accounts for share-based payments in accordance with ASC 718: Share-based compensation, which establishes the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Under the provisions of the authoritative guidance, share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, net of estimated forfeitures. Shares issued for services are based upon current selling prices of the Company’s Class A common stock or independent valuations. The Company estimates the fair value of share-based instruments, options, etc., using the Black-Scholes option-pricing model. For the year ended December 31, 2016, share-based awards were issued to a former officer of the Company, non-employee directors and individuals for services rendered and were recorded at their fair value. All share-based awards were fulfilled with new shares of Class A common stock.

Advertising Costs

Advertising costs are expensed as incurred. The Company did not incur any advertising costs for the years ending December 31, 2016 and 2015.

Earnings Per Share

Basic earnings or loss per common share is computed based on the weighted average number of shares of all classes of common stock outstanding. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding increased by dilutive common stock equivalents, comprised of Class W Warrants outstanding (the “Warrant Shares”).

Basic and diluted net earnings or loss per common share assumes that Class B common stock of the Company issued pursuant to the Contribution Agreement and the resulting recapitalization of the Company is issued and outstanding for all periods presented (as of January 1, 2015). See Notes 1 and 8. As a result, the basic weighted average shares outstanding used in the computation is 8,835,930 and 8,760,000 for the year ended December 31, 2016 and 2015, respectively.

For the year ended December 31, 2016, diluted weighted average shares outstanding gives effect to the Warrant Shares issued between May 2016 and December 2016, as if they were issued and outstanding on January 1, 2016.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

In applying the treasury stock method, the Company assumed a share price of $12 per share based on the estimated offering price of its Class A common stock. As a result, 160,706 incremental shares were added to the weighted average basic shares outstanding to arrive at 8,996,636 weighted average diluted shares outstanding for the year ended December 31, 2016. No Class W Warrants were issued and outstanding for the year ended December 31, 2015.

Concentration of Credit Risk

The Company maintains cash balances at its bank. Accounts for each entity are insured by the Federal Deposit Insurance Corporation subject to certain limitations. At various times during the fiscal year, the Company’s cash in bank balances exceeded the federally insured limits. The uninsured balance is immaterial.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash in bank, revenue and accounts receivable. Concentrations of credit risk with respect to accounts receivable and revenue are significant due to the small number of customers comprising the Company’s customer base.

For the year ended December 31, 2016, the Company had three customers that accounted for 94% of total revenue (the largest of which accounted for 46%), and for the year ended December 31, 2015, the Company had one customer that accounted for 95% of total revenue. As of December 31, 2016 and 2015, the Company had one customer in each year that accounted for all of its accounts receivable.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

Recently Issued Accounting Pronouncements

(a) In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 removes inconsistencies and differences in existing revenue requirements between GAAP and International Financial Reporting Standards (“IFRS”) and requires a company to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Once effective, ASU 2014-09 can be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initial adoption recognized at the date of initial application.

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”). The amendments in ASU 2016-08 clarify the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The amendments in ASU 2016-10 clarify aspects relating to the identification of performance obligations and improve the operability and understandability of the licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, “Update 2016-12—Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”). The amendments in ASU 2016-12 address certain issues identified on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. The effective date for all ASUs noted above for public companies is annual and interim reporting periods beginning after December 15, 2017. For private companies, the effective date is annual and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact these ASUs will have on its consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(b) In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for the Company for annual and interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact ASU 2016-01 will have on its consolidated financial statements.

(c) In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). The amendments in ASU 2016-02 address certain aspects in lease accounting, with the most significant impact for lessees. The amendments in ASU 2016-02 require lessees to recognize all leases on the balance sheet by recording a right-of-use asset and a lease liability, and lessor accounting has been updated to align with the new requirements for lessees. The new standard also provides changes to the existing sale-leaseback guidance. ASU 2016-02 is effective for the Company for annual and interim reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact ASU 2016-02 will have on its consolidated financial statements.

(d) In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The amendments in ASU 2016-09 address several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for the Company for annual and interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact ASU 2016-09 will have on its consolidated financial statements.

Note 4 – Episodic Television Programs

(a)     In September 2014, CSS and a charitable foundation (the “Foundation”), on whose advisory board the Company’s chief executive officer sits, entered into an agreement under which the Foundation agreed to sponsor a Saturday morning family television show (See Note 10, Related Party Transactions). The Foundation is a not-for-profit charity that promotes tolerance, compassion and respect. In October 2015, the first season of Chicken Soup for the Soul’s Hidden Heroes (“Hidden Heroes”), a half-hour hidden-camera family friendly show, premiered on the CBS Television Network (“CBS”). The Hidden Heroes slate is comprised of 26 episodes (22 originals and four “best ofs”) that aired weekly in its initial season of 52 consecutive weekly time slots (“HH-1”). At December 31, 2016, Hidden Heroes is airing its second season on CBS, sponsored by the Foundation (“HH-2”). The Foundation has agreed to fund Hidden Heroes for a third, 26-episode/52-week season, with possible commitments for up to two additional seasons thereafter.

In accordance with ASC 926, the Company recognizes revenue for the Hidden Heroes series as the episodes become available for delivery and broadcast. For the year ended December 31, 2016, 13 original episodes of HH-1 and 11 original episodes of HH-2 either aired on CBS or the content was available for broadcast. For the year ended December 31, 2015, nine original episodes of HH-1 aired on CBS or the content was available for broadcast.

In December 2014, CSS Productions entered into a co-production and distribution agreement with Litton Entertainment (“Litton”) whereby Litton provided all co-production services for HH-1 for a turn-key fee (the “Co-Production Fee”). The Co-Production fee was payable to Litton, based on the completion and delivery of the episodes. In addition, Litton agreed to make available within its Saturday morning programming block on CBS, time slots approved by CSS Productions to air HH-1. In April 2016, Litton exercised its option to produce HH-2 under similar terms and conditions as HH-1. Litton has an option, if the Company agrees, to extend the Hidden Heroes series, including spin-off’s, for additional seasons.

(b)     In September 2015, CSS Productions received corporate sponsorship funding from a company (the “Sponsor”), to develop the Company’s second episodic television series entitled Project Dad, a Chicken Soup for the Soul Original (“Project Dad”). Project Dad presents three busy celebrity dads as they put their careers on the “sidelines” and get to know their children like never before.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Project Dad slate is comprised of eight, one-hour episodes that aired weekly on Discovery Communications, LLC’s Discovery Life network in November and December 2016. In addition, in January 2017, Project Dad began airing on Discovery Communications, LLC’s TLC network. The Sponsor of Project Dad has agreed to fund a different parenting series, which is expected to air in the fourth quarter of 2017.

In May 2016, the Company’s wholly owned subsidiary, BD Productions, LLC, entered into a production services agreement with BD Productions, Inc., a wholly owned subsidiary of DB Goldline Entertainment, Inc. (“BD Inc.”), whereby BD Inc. would produce eight one-hour episodes to be included in the Project Dad series.

The production services agreement requires periodic payments to BD Inc. based on the production services budget for the show.

Note 5 – Programming Costs

Programming costs, net of amortization, consists of the following:

	December 31,
	2016	2015

Released, net of accumulated amortization of $3,801,963 and $646,295 in 2016 and 2015, respectively	$3,228,440	$688,576

In production	100,000	104,614

In development	649,113	157,879

	$3,977,553	$951,069

The Company expects that approximately 14% or $571,000 of the above programming costs will be amortized during the year ending December 31, 2017. The Company expects that 80% of the unamortized balance for released programming, or $2,583,000, will be amortized during the three years ending December 31, 2019. See Note 11, Commitments and Contingencies.

Note 6 – Intangible Asset - Video Content License

The Company has been granted a perpetual, exclusive license from CSS to utilize the Brand and related content, for visual exploitation on a worldwide basis (“Perpetual License”). In granting the Perpetual License, CSS required an initial purchase price of $5,000,000, which approximated its costs to CSS, and was paid by the Company during 2016. The Company has recorded the initial purchase price of the Perpetual License at the estimated cost to CSS in its consolidated balance sheet. See Note 10, Related Party Transactions.

Note 7 – Notes Payable and Secured Revolving Line of Credit

Notes Payable

Beginning in July 2016 and through December 31, 2016, the Company sold in a private placement (“Debt Private Placement”) $2,970,000 aggregate principal amount of 5% senior secured term notes (the “Term Notes”) and Class W warrants to purchase an aggregate of 252,450 shares of Class A common stock (the “Warrants”).

The principal of the Term Notes (including all accrued, but unpaid interest thereon) is due on the earlier of (a) June 30, 2017 or (b) the third business day following consummation of (i) an initial public offering of the Company’s common stock or (ii) mandatorily repaid at 101% of par value from any future equity offering (other than as a result of the exercise of the Warrants) resulting in gross proceeds of at least $7,000,000.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Term Notes rank pari passu with the Credit Facility and senior to any existing or future indebtedness of the Company. The Term Notes are secured by a first priority security interest and lien in all tangible and intangible assets of the Company, subject to an intercreditor agreement with respect to the Credit Facility.

The Warrants are exercisable at $7.50 per share at any time prior to June 30, 2021 and are accounted for as equity warrants. The Warrants are callable under certain circumstances, but in no event prior to January 31, 2018.

The Term Notes and the Warrants are accounted for in accordance with Accounting Standards Codification Topic 470: Debt (“ASC 470”) which provides, among other things, that the fair value is allocated between the debt and the related warrants. The fair value of the Warrants issued was determined to be $679,894 using the Black-Scholes option-pricing model and the relative fair value of the warrants was recorded as a discount to the Term Notes with a corresponding credit to additional paid-in capital. In determining the fair value the following assumptions were used from the date of issuance of the Warrants:

-	a term range of 4.56 years to 4.98 years,
-	a risk free interest rate range of .97% to 1.90%.
-	expected volatility of 60%, and
-	no expected dividend yield.

For the year ended December 31, 2016, amortization of the debt discount of $234,201, amortization of deferred financing costs of $37,304, and cash interest expense paid on the Term Notes of $50,727 is included in interest expense in the accompanying consolidated statement of operations.

Officers of the Company and of CSS, and their family members, have participated in the Debt Private Placements on the same terms and conditions as other investors (see Note 10, “Related Party Transactions”. In addition, the Company continued to sell the Debt Private Placement subsequent to December 31, 2016 (see Note 12, “Subsequent Events”).

Secured Revolving Line of Credit

On May 12, 2016, the Company entered into the Credit Facility with an entity controlled by its chief executive officer (the “Lender”). Under the original terms of the Credit Facility, the Company could borrow up to an aggregate of $3,000,000, which was increased to $3,500,000 on December 12, 2016 pursuant to an amendment (“Amendment 1”). Payment obligations under the Credit Facility are senior and secured by a first priority security interest in all assets of the Company subject to the intercreditor agreement with the Term Noteholders.

Advances made under the Credit Facility can be used for working capital and general corporate purposes, and were used in part, for payments due to CSS pursuant to the license agreement (Note 10). Borrowings under the Credit Facility bear interest at 5% per annum and an annual fee equal to 0.75% of the unused portion of the Credit Facility, payable monthly in arrears in cash. Principal obligations (and all accrued but unpaid interest thereon) was due on the earlier of (a) June 30, 2017 or (b) the third business day following consummation of (i) an initial public offering of the Company’s common stock and (ii) any future debt or equity offering resulting in gross proceeds to the Company of at least $7,000,000 (“Maturity Date”).

On January 24, 2017, the Maturity Date criteria was extended to June 30, 2018 by amendment (“Amendment 2”) to the Credit Facility and the requirement for repayment upon the initial public offering of the Company’s common stock or an equity offering resulting in gross proceeds to the Company of at least $7,000,000, was eliminated. The Credit Facility was further increased by amendment to $4,500,000 on March 27, 2017 (“Amendment 3”). See Note 12, “Subsequent Events.”

If payment obligations under the Credit Facility are still outstanding at the Maturity Date, or, if prior to the Maturity Date there is an event of default as prescribed by the Credit Facility, then, at the option of the Company, (a) all principal and interest may be exchanged into shares of Class A common stock of the Company on the same terms as the Company’s most recently completed equity financing, provided, that under no circumstances shall the pre-money valuation used for this exchange be less than $52,560,000, (b) the Maturity Date of the Credit Facility may be extended by mutual agreement of the parties, and (c) all principal and interest will be paid in full. In connection with the Credit Facility, on May 12, 2016, the Company issued Class W warrants (the “Warrants”) to the Lender to purchase an aggregate of 105,000 shares of the Company’s Class A common stock at an exercise price of $7.50 per share.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

On December 12, 2016, pursuant to Amendment 1, which increased the amount of the Credit Facility to $3,500,000, the Company issued an additional 17,500 Warrants to the Lender. On March 27, 2017, pursuant to Amendment 3, which increased the amount of the Credit Facility to $4,500,000, the Company issued an additional 35,000 Warrants to the Lender.

All Warrants issued to the Lender expire on May 12, 2021 and are accounted for as equity warrants.

The Credit Facility and the related Warrants are accounted for in accordance with ASC 470 which provides, among other things, that the fair value is allocated between the debt and the related warrants. The fair value of the Warrants issued during 2016 was determined to be $340,375 using the Black-Scholes option-pricing model and the relative fair value of the warrants was recorded as a discount to the Credit Facility with a corresponding credit to additional paid-in capital. In determining the fair value the following assumptions were used from the date of issuance of the Warrants:

-	a term range of 4.55 years to 5.00 years,
-	a risk free interest rate range of 1.22% to 1.90%.
-	expected volatility of 60%, and
-	no expected dividend yield.

For the year ended December 31, 2016, amortization of the debt discount of $149,511, amortization of deferred financing costs of $3,555 and cash interest expense paid on the Credit Facility of $81,703 is included in interest expense in the accompanying consolidated statement of operations. As of December 31, 2016, the balance payable by the Company under the Credit Facility was $3,480,000.

Note 8 – Stockholders’ Equity and Members’ Deficit

(a) Equity Structure

The Company is authorized to issue 70,000,000 shares of Class A common stock, par value $.0001 (“Class A Stock”), 20,000,000 shares of Class B common stock, par value $.0001 (“Class B Stock”), and 10,000,000 shares of preferred stock, par value $.0001. As of December 31, 2016, the Company has 893,369 shares of Class A Stock outstanding, 8,071,955 shares of Class B Stock outstanding and no shares of preferred stock outstanding. A general description of these securities is as follows:

Common Stock

Holders of Class A Stock and Class B Stock have identical voting rights, except that holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share. Class A Stock and Class B Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter documents. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Class A Stock and Class B Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available thereof. Holders of common stock of the Company are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Subject to preferential or other rights of any holders of preferred stock then outstanding, upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Class A Stock and Class B Stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders unless disparate or different treatment of the shares with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under the Company’s Certificate of Incorporation) of the holders of a majority of the outstanding Class A Stock and Class B Stock, each voting separately as a class.

In the case of a merger or consolidation that results in any distribution or payment in respect of the shares of Class A Stock or Class B Stock upon such consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of Class A Stock and Class B Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Stock and Class B Stock is that any securities distributed to the holder of a share of Class B Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under the Company’s Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class.

The outstanding shares of Class B Stock are convertible at any time as follows: (1) at the option of the holder, a share of Class B Stock may be converted at any time into one share of Class A Stock or (2) upon the election of the holders of a majority of the then outstanding shares of Class B Stock, all outstanding shares of Class B Stock may be converted into shares of Class A Stock. Once converted into Class A Stock, the Class B Stock will not be reissued.

Preferred Stock

The certificate of incorporation of the Company currently authorizes the issuance of 10,000,000 shares of blank check preferred stock. The blank check preferred stock may be issued in the future by the Company’s board of directors, without stockholder approval, with such designation, rights and preferences as it may be determined from time to time. Accordingly, such preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Class W Warrants

As of December 31, 2016, the Company has a total of 428,548 Class W warrants (the “Warrants”) outstanding. Each Warrant entitles the registered holder to purchase one share of Class A Stock at a price of $7.50 per share, subject to adjustment as discussed below. Each Warrant is exercisable at any time through June 30, 2021 at 5:00 p.m., New York City time.

If the Company’s Class A Stock is traded, listed or quoted on any U.S. market or electronic exchange, and the closing per-share sales price of the Class A Stock for any twenty (20) trading days during a consecutive thirty (30) trading days period (the “Measurement Period”) exceeds $15.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then the Company may call for cancellation of all or any portion of the Warrants for which a notice of exercise has not yet been delivered for consideration equal to $.01 per Warrant, in accordance with the provisions of the Warrants. Notwithstanding anything to the contrary, we shall not make a call of the Warrants prior to January 31, 2018.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

If the resale of the Class A Stock issuable upon exercise of the Warrants is not covered by an effective registration statement or an exemption from registration (a) at the time of a call by the Company of the Warrants as described above, (b) at any time the Class A Stock is traded, listed or quoted on a U.S. trading market or electronic exchange or (c) after January 31, 2018, the holders of the Warrants shall be afforded cashless exercise rights as further described in the Warrant agreement. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the ten trading days ending on the trading day prior to the date of exercise.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such Warrant upon surrender thereof.

The redemption criteria for the Warrants has been established at a price which is intended to provide holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

The exercise price and number of shares of Class A Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Stock at a price below their respective exercise prices. Holders of the Warrants do not have the rights or privileges of holders of shares of common stock or any voting rights until they exercise the Warrants and receive shares of Class A Stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Stock to be issued to the holder.

(b) Equity Private Placements

Beginning in June 2016 and through November, 2016, the Company sold in a private placement (the “2016 Equity Private Placement”) a total of 17,096 units with aggregate proceeds of $1,025,760, consisting of an aggregate of 170,960 shares of Class A common stock and Warrants to purchase an aggregate of 51,288 shares of Class A common stock. The purchase price of each unit was $60 and each unit consisted of 10 shares of Class A common stock and 3 Warrants exercisable at $7.50 each. The Warrants are exercisable at any time prior to June 30, 2021 and are accounted for as equity warrants. The Warrants are callable under certain circumstances, but in no event prior to January 31, 2018.

Beginning in November 2016 and through December 31, 2016, the Company sold in a private placement (the “2017 Equity Private Placement”) a total of 770 units with aggregate proceeds of $50,050 consisting of an aggregate of 7,700 shares of Class A common stock and Warrants to purchase an aggregate of 2,310 shares of Class A common stock. The purchase price of each unit was $65 and each unit consisted of 10 shares of Class A common stock and 3 Warrants exercisable at $7.50 each. The Warrants are exercisable at any time prior to June 30, 2021 and are accounted for as equity warrants. The Warrants are callable under certain circumstances, but in no event prior to January 31, 2018. The 2017 Equity Private Placement activity continued through March 2017 (See Note 12, “Subsequent Events”).

Family members of officers of the Company and of CSS have participated in the 2016 Equity Private Placement and the 2017 Equity Private Placement on the same terms and conditions as other investors (see Note 10, “Related Party Transactions”. In addition, the Company continued to sell the 2017 Equity Private Placement subsequent to December 31, 2016 (see Note 12, “Subsequent Events”).

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(c) Contribution Agreements

As described in Note 1, on May 12, 2016, pursuant to the terms of the Contribution Agreement, all of the Subject Assets owned by CSS, CSS Productions and CSS affiliates were transferred to the Company in consideration for the issuance to CSS Productions of 8,600,568 shares of Class B common stock. Since the date of the CSS Contribution Agreement, CSS Productions has transferred certain of these shares of Class B common stock to third parties in certain transactions.

Concurrently with the consummation of the CSS Contribution Agreement, certain rights to receive payments under certain agreements comprising part of the Subject Assets owned by Trema, a company principally owned and controlled by William J. Rouhana, Jr., the Company’s chairman and chief executive officer, were assigned to the Company under the Trema Contribution Agreement.

In October 2015, Trema acquired certain rights held by a third party relating to the Subject Assets. Among the rights acquired by Trema, was the right to receive contractual payments from CSS or its affiliates for a period of time. The contractual cash payments were based on a fixed percentage of revenue less direct operating expenses resulting from television and film activities of CSS. As a result, CSS Productions exchanged 1.82% of Class B membership interests to Trema in full satisfaction of its projected liability for the contractual payments (the “Class B Exchange”). As of December 31, 2015, the Class B membership interests included in the Class B Exchange was determined to have a fair value of $792,000, based on an independent valuation of CSS Productions. As a result, the Company recorded share-based compensation expense during the year ended December 31, 2015 of $792,000, which is included in selling, general and administrative expense in the accompanying consolidated statement of operations.

Concurrently with the consummation of the CSS Contribution Agreement, the rights held by Trema to the Subject Assets were assigned to the Company in consideration for the issuance of 159,432 shares of Class B common stock valued at $792,000. Such Class B common stock has certain demand and piggyback registration rights with respect to these shares that would be effective only after an initial public offering of common stock by the Company.

(d) Members’ Deficit and Equity Exchange

As described in Note 3, CSS Productions was formed in December 2014 and began operations in January 2015. During the period September 2014 through January 2015, CSS hired an individual to assist in developing a plan for the future of its television and film business, and based on that plan, to become a co-founder of CSS Productions (the “Co-Founder”). The related costs of the Co-Founder have been included in the costs allocated by CSS to pre-formation expenses and are included in opening members’ deficit as of January 1, 2015.

On February 13, 2015, CSS Productions and CSS entered into an agreement with the Co-Founder whereby he became an executive officer (“EO”) of CSS Productions. On that date, CSS Productions issued a Class B membership award (the “Founder Award”) to the EO that contained provisions that required the EO to return certain amounts of the Founder Award if he left the Company prior to the completion of five years with CSS Productions. The Founder Award, if it had become fully earned, would have represented an aggregate of 10% profits interest in the CSS Productions, subject to future dilution along with CSS Productions.

Management determined that the Founder Award issued to the EO had minimal value when issued as the business plan had not been developed, CSS Productions had not as yet obtained the right to exploit the video content, and no material revenue had been recorded.

In July 2016, the EO and CSS Productions agreed that the EO’s last day of employment would be July 31, 2016. As a result, the EO and the Company agreed that the EO would receive 50% of the Founder Award as severance even though he had not vested in any portion of the profits interest. Further, CSS agreed to exchange the 50% retained for Class B membership interests that CSS owned in CSS Productions.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Effective July 31, 2016, the Company entered into an exchange agreement with the EO, in which he exchanged all membership interests in CSS Productions which had been issued to him by CSS, for 430,028 shares of the Company’s Class B common stock then owned by CSS Productions. The EO simultaneously elected to convert the Class B common stock into a like number of shares of the Company’s Class A common stock. There are certain piggyback registrations rights with respect to these shares that would be effective only after an initial public offering of common stock by the Company. The fair value of the shares was determined to be $1,436,294 based on an independent valuation of the Company’s shares and is included in selling, general and administrative expense in the statement of operations for the year ended December 31, 2016, with a corresponding credit to additional paid-in capital.

On September 30, 2015, CSS made a charitable donation of 6% of the membership interests it owned in CSS Productions to the Foundation. After this donation, CSS owned 94% of the Class A membership interests in CSS Productions. The Company’s chairman and chief executive officer is a member of the Foundation’s advisory board.

Note 9 – Income Taxes

The provision for income taxes consists of the following:

	December 31,
	2016	2015

Current tax provision:
Federal	$-	$-
State	-	-
	-	-
Deferred tax provision:
Federal	355,000	-
State	84,000	-
	439,000	-
Total provision for income taxes	$439,000	$-

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The components of deferred income tax assets and liabilities are as follows:

	December 31,
	2016	2015

Deferred tax assets:
Other liabilities	$36,000	$-
Net operating loss carryover	481,000	-
Total deferred tax assets	517,000	-

Deferred tax liabilities:
Programming costs	886,000	-
Other assets	70,000	-
Total deferred tax liabilities	956,000	-

Net deferred tax liabilities	$439,000	$-

The difference between the provision for income taxes computed at the federal statutory rate and the actual income tax provision is as follows:

	December 31,
	2016	2015

Tax at federal statutory rate	34.0%	0.0%

State taxes, net of federal benefit	7.0%	0.0%

Tax on pre-incorporation income of predecessor	-14.5%	0.0%

Others, net	9.6%	0.0%

	36.1%	0.0%

The Company has net operating losses of approximately $1,049,000 that expire in 2036. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Public trading of company stock poses a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

Note 10 – Related Party Transactions

(a) Affiliate Resources and Obligations

For the year ended December 31, 2015, CSS Productions and CSS were parties to a management services agreement and a license agreement. During 2015, CSS Productions paid CSS 4% and 1%, respectively, pursuant to the management services and license agreement, based on actual cash revenue collected. For the year ended December 31, 2015, CSS paid $278,750 to CSS Productions.

In May 2016, the Company entered into agreements with CSS and affiliated companies that provide the Company with access to important assets and resources as described below (the “2016 Agreements”). The 2016 Agreements include a management services agreement and a license agreement. A summary of the 2016 Agreements is as follows:

Management Services Agreement

The Company is a party to a Management Services Agreement with CSS (the “Management Agreement”). Under the terms of the Management Agreement, the Company is provided with the operational expertise of the CSS companies’ personnel, including its chief executive officer.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Management Agreement also provides that the Company receives other services, including accounting, legal, marketing, management, data access and back office systems, and requires CSS to provide office space and equipment usage.

Under the terms of the Management Agreement, commencing with the fiscal quarter ended March 31, 2016, the Company shall pay a quarterly fee to CSS equal to 5% of the gross revenue as reported under GAAP for each fiscal quarter. If the Company or its successor, then reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the quarterly fee will be based on gross revenue as reported in the applicable public filing under the Exchange Act for each fiscal quarter. For the year ended December 31, 2016, CSS was paid $405,932 by the Company.

Each quarterly amount due shall be paid on or prior to the later of the 45th day after the end of such quarter, or the 10th day after the filing of the applicable Exchange Act report for such quarter.

In addition, for any sponsorship that is arranged by CSS for the Company’s video content or that contains a multi-element transaction for which the Company receives a portion of such revenue and CSS receives the remaining revenue (for example, a transaction that relates to both video content and CSS’s printed products), the Company shall pay a sales commission to CSS equal to 20% of the portion of such revenue earned. Each sales commission shall be paid within 30 days of the end of the month in which received. If CSS actually collects the Company’s portion of such fee, CSS will remit the revenue due to the Company after deducting the sales commission. There were no sales commissions paid to CSS during the year ended December 31, 2016.

The term of the Management Agreement is five years, with automatic one-year renewals thereafter unless either party elects to terminate by delivering written notice at least 90 days prior to the end of the then current term. The Management Agreement is terminable earlier by either party by reason of certain prescribed and uncured defaults by the other party. The Management Agreement will automatically terminate in the event of the Company’s bankruptcy or a bankruptcy of CSS or if the Company no longer has licensed rights from CSS under the License Agreement described below.

License Agreement

The Company is a party to a trademark and intellectual property license agreement with CSS (the “License Agreement”). Under the terms of the License Agreement, the Company has been granted a perpetual, exclusive license to utilize the Brand and related content, such as stories published in the Chicken Soup for the Soul books, for visual exploitation worldwide, subject only to the rights relating to scripted audio and visual content previously granted by CSS to Alcon Entertainment LLC (“Alcon”). The rights previously granted to Alcon have expired.

In consideration of the License Agreement, in May 2016 the Company paid to CSS a one-time license fee of $5,000,000, comprised of a $1,500,000 cash payment and the concurrent issuance to CSS of the CSS License Note, having a principal amount of $3,500,000 and bearing interest at 0.5% per annum (the “Note”). The Note provided that it could be prepaid at any time in the discretion of the Company. The Note was due on the earlier of (a) five business days after the date of written demand by CSS and (b) the third business day following the closing date of an initial public offering of the common stock of the Company. The Note was repaid in full by September 16, 2016. Included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2016, is $3,069 of interest paid to CSS while the Note was outstanding.

Under the terms of the License Agreement, commencing with the fiscal quarter ended March 31, 2016, the Company also pays an incremental recurring license fee to CSS equal to 4% of gross revenue as reported under GAAP for each fiscal quarter. If the Company or its successor then reports under the Exchange Act, the quarterly fee will be based on gross revenue as reported in the applicable public filing under the Exchange Act for each fiscal quarter. Each quarterly amount shall be paid on or prior to the later of the 45th day after the end of such quarter, or the 10th day after the filing of the applicable Exchange Act report for such quarter.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

In addition, CSS shall provide marketing support for the Company’s productions through its email distribution, blogs and other marketing and public relations resources. Commencing with the fiscal quarter ended March 31, 2016, the Company shall pay a quarterly fee to CSS equal to 1% of gross revenue as reported under GAAP for each fiscal quarter for such support. For the year ended December 31, 2016, CSS was paid $405,932 by the Company.

If the Company or its successor then reports under the Exchange Act, the quarterly fee will be based on gross revenue as reported in the applicable public filing under the Exchange Act for each such fiscal quarter. Each quarterly amount shall be paid on or prior to the later of the 45th day after the end of such quarter, or the 10th day after the filing of the applicable Exchange Act report for such quarter.

(b) Distribution Agreement with A Plus

In September 2016, a wholly-owned subsidiary of CSS acquired a majority of the issued and outstanding common stock of A Sharp, Inc., d/b/a A Plus (“A Plus”). A Plus develops and distributes high quality, empathetic short-form videos and articles to millions of people worldwide. A Plus is a digital media company founded, chaired, and partially owned by actor and investor Ashton Kutcher. Mr. Kutcher owns 23%, third parties own 2%, and the CSS subsidiary owns 75% of A Plus.

In September 2016, the Company entered into a distribution agreement with A Plus (the “A Plus Distribution Agreement”). The A Plus Distribution Agreement has an initial term ending in September 2023. Under the terms of the A Plus Distribution Agreement, the Company has the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus.

Under the terms of the A Plus Distribution Agreement, the Company was obligated to pay A Plus an advance of $3,000,000 by March 31, 2017 (the “A Plus Advance”).

The Company is entitled to retain a net distribution fee of 30% (40% while any portion of the A Plus Advance remains outstanding) of gross revenue generated by the distribution of A Plus video content and 5% (15% while any portion of the A Plus Advance remains outstanding) of gross revenue generated by the distribution of A Plus editorial content. The Company recoups the A Plus Advance by retaining the portion of gross revenue otherwise payable by the Company to A Plus under the A Plus Distribution Agreement and applying same to the recoupment of the A Plus Advance. The Company will not pay A Plus its portion of gross revenue until such time as the A Plus Advance has been recouped in full. As of December 31, 2016, the Company had paid $592,786 of the A Plus Advance required by the A Plus Distribution Agreement. As of March 31, 2017, the A Plus Advance has been paid in full.

Online revenue in the Company’s consolidated statement of operations for the year ended December 31, 2016, includes $398,142 of net distribution fees earned by the Company under the A Plus Distribution Agreement.

(c) Debt Private Placement and Equity Private Placements

Officers of the Company and of CSS, and their family members (“Related Parties”), have made purchases under the Debt Private Placement, the 2016 Equity Private Placement, and the 2017 Equity Private Placement on the same terms and conditions as offered to other investors. As of December 31, 2016, Related Parties have purchased $1,340,000 under the Debt Private Placement and $200,040 under the 2016 Equity Private Placement.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(d) Consulting Agreement

CSS Productions had a consulting agreement with Low Profile Films, Inc. (“Low Profile”). Low Profile provided executive production services for the Company that included all activities necessary to establish and maintain relationships regarding CSS Productions proposed feature length film, a possible talk show and, Low Profile was to oversee the production to facilitate the public viewing or distribution of same. The owner of Low Profile is the son of the Company’s chairman and chief executive officer.

The Company’s agreement with Alcon for a feature length film expired on July 15, 2016 and as a result, the Company and Low Profile mutually agreed to terminate the executive production services agreement as of July 15, 2016. For the years ended December 31, 2016 and 2015, the Company paid Low Profile $35,000 and $60,000, respectively, for services provided, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

(e) Promotions License Agreement

During 2016, the Company entered into a Promotions License Agreement with One Last Thing (“OLT”) under which the Company paid $100,000 for the right to integrate certain products into a feature film produced by OLT, such amount being recoupable from the gross revenue of such film. The company is controlled by the son of the Company’s chairman and chief executive officer. The payment of $100,000 is included in programming costs in the accompanying consolidated balance sheet as of December 31, 2016.

(f) Sponsorship by the Foundation

CSS and the Company have several agreements with the Foundation, on whose advisory board the Company’s chief executive officer sits. One such agreement includes sponsorship by the Foundation for a Saturday morning family television show. See Note 4 for a description of the agreement. For the years ended December 31, 2016 and 2015, the Company recognized revenue of $3,734,884 and $1,431,818, respectively, from this sponsorship.

Note 11 – Commitments and Contingencies

As of December 31, 2016, the Company has commitments to make cash payments to unrelated third parties for programming costs during 2017 totaling approximately $2,218,000.

In the normal course of business, from time-to-time, the Company may be subject to claims in legal proceedings. The Company does not believe it is currently a party to any pending legal actions. Legal proceedings are subject-to inherent uncertainties, and an unfavorable outcome could include monetary damages, and in such event, could result in a material adverse impact on the Company's business, financial position, results of operations, or cash flows.

Note 12 – Subsequent Events

(a) Subject Offering of CSS Entertainment Class A Common Stock

The Company is offering to sell newly issued shares of its Class A common stock at a per share price of $12 per share (“Subject Offering”), which excludes shares that may be sold by certain of its existing stockholders as the Company will not receive any of the net proceeds of those shares sold by existing stockholders. The Company has the option to sell additional newly issued shares in its sole discretion. There is no minimum number of shares that must be sold in order to conduct a closing of the Subject Offering.

Prior to the Subject Offering, there has been no public market for the Company’s common stock. The Company expects that its Class A common stock will be quoted for trading on the Nasdaq Capital Market, or Nasdaq, under the symbol CSSE. The Company cannot assure that its Class A common stock will be approved for listing on Nasdaq. The Subject Offering is a Regulation A+ Tier 2 offering.

(b) Continued Sales of the Debt Private Placement and the 2017 Equity Private Placement

From January 1, 2017 through May 5, 2017, the Company has sold in the Debt Private Placement, an additional $2,030,000 aggregate principal amount Term Notes and issued Warrants to purchase an aggregate of 172,550 shares of Class A common stock, on the same terms and conditions as previously sold.

From January 1, 2017 through May 5, 2017, the Company has sold in the 2017 Equity Private Placement, an additional 14,241 units with aggregate proceeds of $925,660, consisting of an aggregate of 142,412 shares of Class A common stock and Warrants to purchase an aggregate of 42,724 shares of Class A common stock, on the same terms and conditions as previously sold.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Officers of the Company and of CSS, and their family members, have participated in the above placements on the same terms and conditions as other investors.

(c) Amendment to Credit Facility

On January 24, 2017, the Credit Facility was amended to extend the Maturity Date from June 30, 2017 to June 30, 2018, and the requirement for repayment of the Credit Facility upon the initial public offering of the Company’s common stock or an equity offering resulting in gross proceeds to the Company of at least $7,000,000, was eliminated. The Credit Facility was further increased to $4,500,000 on March 27, 2017 pursuant to Amendment 3.

(d) 2017 Equity Incentive Plan

Effective January 1, 2017, the Company’s board of directors and stockholders adopted the 2017 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of up to one million common stock equivalents subject to the terms and conditions of the Plan.

Between January 1, 2017 and March 31, 2017, pursuant to the Plan, the Company granted five-year options to purchase up to a total of 455,000 shares of Class A common stock which are exercisable at $6.50 to $7.50 per share (the “Options”). The Options vest quarterly over terms ranging from two years to three years.

The Company will account for the Options in accordance with the authoritative guidance issued by the FASB on share-based compensation, in which an entity exchanges its equity instruments for goods or services. Under the provisions of the authoritative guidance, share-based compensation expense is measured at the grant date of the Options, based on their fair value, and is recognized as an expense over the requisite employee service period (generally the vesting period), net of estimated forfeitures.

PART III - EXHIBITS

Index to Exhibits.

Exhibit No.	Description

1.1	Form of Joint Bookrunning ManagerAgreement

2.1	Certificate of Incorporation of CSS Entertainment**

2.2	By-laws of CSS Entertainment**

3.1	Specimen CSS Entertainment Class A Common Stock Certificate

6.1	Trademark and Intellectual Property License Agreement between CSS Entertainment and CSS Entertainment for the Soul, LLC**

6.2	Management Services Agreement between CSS Entertainment and Chicken Soup for the Soul, LLC**

6.3	Contribution Agreement between CSS Entertainment and Chicken Soup for the Soul, LLC and Chicken Soup for the Soul Productions, LLC**

6.4	Contribution Agreement between CSS Entertainment and Trema, LLC**

6.5	Form of Indemnification Agreement

6.6	Form of 2017 Incentive Equity Plan

6.7	Form of Escrow Agreement by and among the Company, the Joint Bookrunning Managers and the Escrow Agent

6.8	Stock Custody Agreement by and among the Company, the Selling Stockholders and the Continental Stock Transfer & Trust Co, Inc.

6.9	Access Services and Custody Agreement between the Company and _________ *

6.10	Form of Lock-up Agreement between Insiders and our Company

6.11	Form of Lock-up Agreement between Insiders and Joint Bookrunning Managers

6.12	Form of Lock-up Agreement between Non-Insiders and our Company

6.13	Form of Lock-up Agreement between Non-Insiders and Joint Bookrunning Managers

11.1	Consent of Rosenfield and Company, PLLC

12.1	Legal opinion of Graubard Miller as to the legality of the securities being qualified

15.1	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)**

15.2	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)**

15.3	Correspondence by or on behalf CSS Entertainment previously submitted pursuant to Rule 252(d)**

*	To be filed by amendment
**	Previously filed

65

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cos Cob, State of Connecticut, on June 20, 2017.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Daniel M. Pess
Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ William J. Rouhana, Jr.	Chairman and Chief Executive Officer	June 20, 2017
William J. Rouhana, Jr.

/s/ Scott W. Seaton	Vice Chairman and Director	June 20, 2017
Scott W. Seaton

/s/ *	Director	June 20, 2017
Amy Newmark

/s/ *	Director	June 20, 2017
Peter Dekom

/s/ *	Director	June 20, 2017
Fred Cohen

/s/ *	Director	June 20, 2017
Christina Weiss Lurie

/s/ *	Director	June 20, 2017
Diana Wilkin

* By Power of Attorney

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